UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                    ---------

                         [Sixth Amended - Supplemental]


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Prime Resource, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)
                        (Previously Prime Resource, LLC)

           Utah                         6411                       04-3648721
-----------------------------  --------------------------    -------------------
 (State of jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

  1245 E. Brickyard Road, Suite 590, Salt Lake City, Utah 84106 (801) 433-2000
  ----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

  1245 E. Brickyard Road, Suite 590, Salt Lake City, Utah 84106 (801) 433-2000
  ----------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

               Mr. Terry Deru, 1245 E. Brickyard Road, Suite 590,
                   Salt Lake City, Utah 84106 (801) 433-2000
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: As soon as possible after the effective date of this Registration.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule 4629(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ] Not currently applicable.


========================================================================================================================
Title  of each  class      Dollar amount to be      Proposed maximum          Proposed maximum         Amount of
of securities to be        registered               offering price            aggregate offering.(1)   registration fee
registered                 to maximum               per share                                          (Rounded)
------------------------------------------------------------------------------------------------------------------------
Common voting stock,       Max: $750,000            $5.00/share               $750,000                 $198.00
150,000(1) to be
registered, no par
========================================================================================================================




         (1)Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of no market price, but upon the basis of the current Offering price ($5.00/share), for the maximum number of shares to be sold for cash.


SUBJECT TO COMPLETION. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                              PRIME RESOURCE, INC.
                               A UTAH CORPORATION
                        1245 E. Brickyard Road, Suite 590
                           SALT LAKE CITY, UTAH 84106
                                 (801) 433-2000

                     150,000 SHARES OF COMMON STOCK OFFERED

Prime is registering for public sale a maximum of 150,000 common shares at $5.00/share ($750,000) or a minimum of 100,000 shares ($500,000), fifty million shares authorized, no par. The offering will remain open for up to six months from the effective date of the prospectus, being the date appearing below; the "offering term". This is a self-underwriting by the Issuer. No commissions are intended. The minimum offering of 100,000 shares ($500,000) must be sold within the offering term for the offering to close. The maximum offering will be 150,000 shares ($750,000). Proceeds will be placed in a segregated offering account until the minimum offering is sold or the offering is terminated and subscription funds returned.

Our common stock is not currently listed on any national securities exchange or any over-the-counter stock market.

INVESTORS IN THE COMMON STOCK MAY LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. SEE RISK FACTORS BEGINNING AT PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

====================================================================================================================
                                GROSS PROCEEDS                 COMMISSIONS              NET PROCEEDS1
--------------------------------------------------------------------------------------------------------------------
Maximum Offering                $750,000                                $0.00           $750,000
Per Share                       $5.00                                   $0.00           $5.00
--------------------------------------------------------------------------------------------------------------------
Minimum Offering                $500,000                                $0.00           $500,000
Per Share                       $5.00                                   $0.00           $5.00
====================================================================================================================

(1)Does not include estimated offering costs of approximately $45,000 to be paid or reimbursed from proceeds, if closed.



Date of this Prospectus:   April 16, 2003



                                TABLE OF CONTENTS

ITEM                                                                                                     PAGE

                  Part  I  -  Prospectus  Information


 1.    Front Cover Page of Prospectus........................................................................3
 2.       Inside Front and Outside Back Cover Pages of Prospectus............................................2
 3.       Summary Information and Risk Factors...............................................................5
 4.       Use of Proceeds...................................................................................15
 5.       Determination of Offering Price...................................................................20
 6.       Dilution..........................................................................................20
 7.       Plan of Distribution..............................................................................21
 8.    Legal Proceedings....................................................................................25
 9.    Directors, Executive Officers, Promoters, and Control Persons........................................26
10.    Security Ownership of Certain Beneficial Owners and Management.......................................29
11.    Description of Securities............................................................................30
12.    Interest of Experts and Counsel......................................................................32
13.    Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities.....................................................................32
14.    Organization Within Last Five Years..................................................................33
15.    Description of Business..............................................................................33
16.    Management's Discussion and Analysis.................................................................43
17.    Description of Property..............................................................................49
18.    Certain Relationships and Related Transactions.......................................................50
19.    Market for Common Equity and Related Stockholder Matters.............................................51
20.    Executive Compensation...............................................................................51
21.    Financial Statements.................................................................................53
22.    Changes In and Disagreement With Accountants.........................................................71



                    Part II - Information Not Required in Prospectus


23.    Indemnification of Directors and Officers............................................................73
24.    Other Expenses of Issuance and Distribution..........................................................73
25.    Recent Sales of Unregistered Securities..............................................................73
26.    Exhibit List.........................................................................................74
27.    Undertakings.........................................................................................75
28.    Signatures...........................................................................................77


             (Part II Table will not appear in Prospectus only copy;
                      and page numbering may be modified)

                             SUMMARY OF THE OFFERING


The Company:      Prime  Resource,  Inc.  ("Prime") was  incorporated in Utah on
                  March 29, 2002. Prime Resource,  Inc. is a successor entity to a Utah limited liability company known as Prime Resource, LLC,
                  ("Prime  LLC").  The  principals  of Prime  remain the same as those in Prime LLC. Prime LLC was organized in June, 1996, but remained inactive until October,  1998 when it became a parent company for its two operating subsidiaries,  Belsen Getty, LLC
                  ("Belsen  Getty") and Fringe  Benefit  Analysts,  LLC ("Fringe
                  Benefit"). These subsidiaries,  in turn, are both Utah limited liability companies.  Belsen Getty since 1990 has been engaged in  corporate  and  personal  financial  consulting,  business
                  planning  and  related   business  and   investment   advisory
                  services.  Fringe  Benefit  since  1984 has been  primarily  a benefits  consultant and a broker of group insurance products.
                  The  nature of these  types of  businesses  and  entities  are further  explained in the following  paragraph.  Prime, at the conclusion of this offering,  would intend to operate the same business as its predecessor  Prime LLC by acting as the parent and  manager  of its  subsidiaries,  Belsen  Getty and  Fringe
                  Benefit,  as a public  entity.  The purposes of this  offering will  be  to  sell  up  to  150,000  common  shares  to  raise additional  capital to expand  and,  hopefully,  increase  the revenues and profitability of the existing business operations as more particularly  described in this offering. In the event of the maximum offering, the public shareholders purchasing in this  offering  would  acquire  approximately  5% of the to be issued and outstanding  shares,  or approximately  3.5% in the event of the minimum  offering.  In either  event,  the public
                  shareholders   acquiring   through  this   offering   will  be
                  substantial  minority  shareholders and will most likely never be in a position to exert any influence  over the direction or control of Prime. Prime is presently a small operating company through its two  subsidiaries.  We anticipate  maintaining our
                  principal   operations  in  Salt  Lake  City,  Utah  and  will
                  primarily provide our services in the Intermountain area of the United States.

                  These subsidiaries, in turn, are both Utah limited liability companies. Belsen Getty since 1990 has been engaged in corporate and personal financial consulting, business planning and related business and investment advisory services. Fringe Benefit since 1984 has been primarily a benefits consultant and a broker of group insurance products. The nature of these types of businesses and entities are further explained in the following paragraph. Prime, at the conclusion of this offering, would intend to operate the same business as its predecessor Prime LLC by acting as the parent and manager of its subsidiaries, Belsen Getty and Fringe Benefit, as a public entity.


                  The purposes of this offering will be to sell up to 150,000 common shares to raise additional capital to expand and, hopefully, increase the revenues and profitability of the existing business operations as more particularly described in this offering. In the event of the maximum offering, the public shareholders purchasing in this offering would acquire approximately 5% of the to be issued and outstanding shares, or approximately 3.5% in the event of the minimum offering.


                  In either event, the public shareholders acquiring through this offering will be substantial minority shareholders and will most likely never be in a position to exert any influence over the direction or control of Prime. Prime is presently a small operating company through its two subsidiaries. We anticipate maintaining our principal operations in Salt Lake City, Utah and will primarily provide our services in the Intermountain area of the United States.

Nature  and       As briefly noted above, Prime, which is the successor to Prime
Operation of      Resource,  LLC,  will  not  directly  engage  in any  business
Subsidiaries:     activities  with third parties,  but will act only as a parent and management corporation to its two operating subsidiaries, Belsen Getty, LLC and Fringe Benefit Analysts, LLC. The "LLC" designation stands for Limited Liability Company.

                  You should understand, as a prospective investor in this offering, that an LLC is a relatively new form of business entity created by statute in Utah and other jurisdictions whereby the company operates very much in the nature of a partnership with decisions being collectively made by its members (owners) and with day-to-day operations usually handled by a manager. There is limited liability to the members and the manager arising out of legitimate business activities. The earnings, if any, for this type of entity are not charged or taxed at the LLC level, but pass through to the owners known as members. In this case, the only owner is Prime, which will receive all net profits, if any, generated by Belsen Getty and Fringe Benefit Analysts.

                  It should also be noted that limited liability companies, unlike the parent corporation, are not perpetual entities but have a fixed term. In this case, the existence of the operating entities, Belsen Getty and Fringe Benefit , will terminate not later than December 31, 2021. If Prime is still successfully operating at the time of the expiration date of these entities, it would be intended that the assets and operations of such entities would be rolled over into a new LLC or other form of business entity. This contingency should not have a significant impact on the economic welfare of Prime. You should also understand, however, that you are not acquiring a direct interest in the operating subsidiaries but only in the parent company. Prime will direct and control the ownership and operation of the subsidiaries for and on behalf of the shareholders as the sole owner.

                  By  way of  brief  description,  Belsen  Getty  is a  business consulting and financial management company which provides investment management, financial planning, pension and retirement planning for various individual and business clients. In these capacities, it often provides investment advice. Belsen Getty has been in operation since 1990. Its revenues are primarily fee based. Since 1984 Fringe Benefit has been primarily a business insurance broker of health, life, dental and disability insurance coverages. Both entities were originally organized as corporations and converted to the LLC form in 1998. Both concentrate their business activities in the state of Utah, though they have various clients throughout the western United States. The managers for the entities are Mr. Terry Deru for Belsen Getty and Mr. Scott Deru for Fringe Benefit .

The Offering:     Prime  is  attempting  to sell a very  limited  number  of its
                  shares  to  the  public  as  a  self   underwriting,   without
                  commissions. Up to 5% of the to be issued and outstanding shares in the company may be sold at an offering price of $5.00/share. The maximum offering would be $750,000 from the sale of 150,000 shares and the minimum offering would be the sale of 100,000 shares at $5.00/share for $500,000. We, Prime
                  Management, will place the offering proceeds into a segregated subscription account for a period up to 180 days from the effective date of the offering (the date appearing on the prospectus cover). If the minimum offering is not fully subscribed by the end of that offering period, investors will be promptly returned their subscription without deduction or interest. Prime may elect to close the offering at any time after the minimum is sold within the offering term up to the maximum offering. There is no assurance or warranty that the company will be successful in the sale of its public shares.

                  No shares of the existing shareholders (2,800,000 shares) are being registered.


                  Management is under no obligation to purchase shares to close this offering as a minimum or otherwise, and has no present intent to participate in this offering. If shares are purchased by management, they will purchase for investment purposes only and not with the intent to resell.


                  Each officer, director or other affiliate may purchase, but it not obligated to purchase, shares in this offering at the offering price without other restrictions.

Trading Market    To date Prime has not  obtained any trading  symbol,  nor have
  Symbol          its shares been Symbol: approved or registered for trading. It is intended that we will, concurrently with this registration, apply through one or more broker/dealers for listing on the Electronic Bulletin Board, but can give no assurance or warranty that the shares will be qualified for trading on any over-the-counter market. In all events, there may be a very limited or non-existent public trading market for Prime's shares.

    Summary       The  following  summary  financial  data  should  be  read  in
Financial Data:   conjunction  with,  and is subject to, the complete  Financial
                  Statements,  and notes, included elsewhere in this Prospectus.
                  The operating data and the balance sheet data was derived from
                  Prime's predecessor entity, Prime LLC's Financial  Statements, included  elsewhere in this  Prospectus.  These results do not necessarily indicate the results to be expected for any future
                  period.  THE  COMPLETE  FINANCIAL  STATEMENTS,   AS  ATTACHED,
                  INCLUDE PRO FORMA MATERIAL  RELATED TO CERTAIN  REORGANIZATION
                  AND COMPENSATION  EVENTS,  AS WELL AS OPERATING IN THE CURRENT
                  CORPORATE FORM.

                        CONSOLIDATED BALANCE SHEET DATA:
                   (Predecessor Entity, Prime Resource, LLC.)

                                                        December 31st (Audited)
                                                        ----------------------
                                                           2002        2001
                                                        ---------   ---------
Assets                                                  $ 551,971   $ 580,128
                                                        ---------   ---------
Liabilities                                             $ 361,908   $ 360,805
                                                        ---------   ---------
               Members' and Stockholders' Equity        $ 190,063   $ 220,338
                                                        ---------   ---------
               Accumulated  Other Comprehensive Loss         --     ($  1,015)
                                                        ---------   ---------
Total Liabilities, Members' and Stockholders' Equity,
and Accumulated Other Comprehensive Loss                $ 551,971   $ 580,128
                                                        ---------   ---------

                   STATEMENT OF CONSOLIDATED OPERATIONS DATA:
             (Includes Predecessor Entity--Prime LLC to 12/31/2002)



                            Years Ended Deeember 31st
                                    (Audited)



                                                     2002             2001
                                                     ----             ----

Revenues:

   Commissions                                   $ 1,773,981    $ 1,557,246

   Investment Advisory Fees                          512,580        449,031

   Interest and Dividends                             12,694         15,204
                                                 -----------    -----------

                                                   2,299,255      2,021,481


Expenses:

   Operating                                       2,437,701      2,057,452

   Interest                                            6,900            674
                                                 -----------    -----------

                                                   2,444,601      2,058,126
                                                 -----------    -----------

Loss before income tax benefit                      (145,346)       (36,645)

Income tax benefit                                    (2,071)          --
                                                 -----------    -----------
Net Loss                                         ($  143,275)   ($   36,645)
                                                 ===========    ===========
Comprehensive Loss                               ($  143,275)   ($   37,660)
                                                 ===========    ===========

BASIC  AND  DILUTED  LOSS PER  SHARE,  for the
period  April 5, 2002 (date of incorporation)
through December 31, 2002                        $     (.003)          --
                                                 -----------    -----------
     WEIGHTED AVERAGE SHARES OUTSTANDING,
   for the period April 5, 2002
   through December 31, 2002                       2,800,000           --
                                                 -----------    -----------


                      PRO FORMA DATA FOR SUBSEQUENT EVENTS

                                                                 Years Ended December 31st (Audited)

                                                                        2002            2001
                                                                     ----------      ----------
PRO  FORMA  COMPENSATION  &  BENEFITS,  assuming  the
  reorganization  and new compensation agreements described
  in Note 1 to the accompanying   financial statements,
  occurred on January 1, 2001                                        $ 1,264,621   $ 1,222,418


PRO FORMA INCOME TAX BENEFIT, assuming the reorganization
  described in Note 1 to the accompanying financial statements            58,138        51,458


PRO FORMA NET LOSS, assuming the reorganization described in
  Note 1 in the accompanying financial statements occurred
  on January 1, 2001                                                    [87,208]       (77,187)

PRO  FORMA BASIC AND DILUTED INCOME PER SHARE, assuming  the reorganization described in Note 1 to the accompanying financial
  statements occurred on January 1, 2001                                  [.031]         (.028)



                                  RISK FACTORS


         The following constitutes what we believe to be the most significant risk factors in this offering. No particular significance should be attached to the order in which the risk factors are listed: Certain forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may different materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in this section entitled "Risk Factors", as well as the following: development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we may operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.


         1. Even if the Maximum Offering is Sold, the Existing Shareholders Will Continue to Control this Corporation for the Foreseeable Future and Thereby Control Management and be in a Position to Ultimately Direct All Corporate Decisions.
--------------------------------------------------------------------------------
         Even if the maximum offering is sold to the public, the present shareholders will continue to own approximately 95% of the shares; and, thereby, be in a position to make all corporate decisions. We have determined that Prime can adequately go forward with expanding its business by only offering a limited number of securities to the public. The offering range which has been prescribed by management is between 100,000 shares at $5.00/share, for a minimum offering of $500,000, to 150,000 shares for a maximum offering of $750,000. If the company is successful in selling all shares in the maximum offering, the public would only own approximately 5% of the issued and outstanding shares and 3.5% in the event only the minimum offering is sold. As a result, it is not likely that investors in this offering will ever exercise any significant influence or control over the direction or operation of Prime as shareholders.

         2. Future Majority Shareholder Stock Transactions Will Most Likely Cause a Decrease in the Trading Price of Your Stock in the Future Through Anticipated Public or Private Sales.
--------------------------------------------------------------------------------
         The existing shareholders have and will continue to own the vast majority of the outstanding shares, and any market transaction by them may have a significant adverse impact on any future market price of your shares by potentially depressing any market price as these large holdings are liquidated. The majority shareholders will continue, for the foreseeable future, to own almost all of the issued and outstanding shares, whether or not such shares are currently registered for sale. Each investor in this offering should understand that the majority shareholders, either pursuant to registration or the application of an exemption from registration in the future, will eventually be in a position to sell their shares if a public market is developed for the shares. In the event of such public market and subsequent transaction by the majority shareholders, the majority may significantly influence the price of the stock by selling even a small portion of their shares. This ability to adversely affect future stock prices by a small group of initial shareholders creates a significant market risk to anyone investing in this offering.



         3.  Limited  Capital  Places  Prime  at  Risk of Not  Meeting  Intended
Business  Objectives  or  Maximizing   Operations.
--------------------------------------------------------------------------------
         Prime will be marginally capitalized if this offering is closed; there also remains a question of whether there is sufficient capital being raised in this offering to finance the activities intended by Prime. If not, Prime may not meet its financial or growth objectives, or develop any value for its shares. There is a very limited amount of capital being generated, even if this offering is successful. As a result, even if closed, this offering may not generate sufficient revenues to Prime to allow it to adequately fund its intended activities. Moreover, alternative funding may not be available. Prime believes that the limited amount of capital being raised by this offering, $500,000 to $750,000 in gross proceeds, will help it expand the marketing and implementation of its current business activities through its two subsidiary entities. However, each prospective investor must understand that $500,000 to $750,000 in gross proceeds is a relatively limited amount of capital to make any significant expansion or realize the subsidiaries' activities and the expected or anticipated results by management. Further, there is no assurance that Prime will be able to raise future capital to fund anticipated growth. A limited capital base may not only cause the company to miss certain business opportunities, but may place the company at a competitive disadvantage to better capitalized companies.



         4. There is no Present Public Market or any Assurance of a Public Market for our Shares; the Lack of a Public Market May Limit Your Capacity to Subsequently Sell Your Stock.
--------------------------------------------------------------------------------
         At the present time there is no public market for our shares and there is no assurance that any public market will be developed for these shares, which means you may have difficulty selling your shares in the future. Without a viable public market, shareholders may not be able to sell their shares in the future. The company does not have any trading markets for its shares and the mere completion or sale of shares pursuant to this Registration Statement will not insure that a public market will or can be developed for the trading of the company's shares. If we are not able to obtain an Electronic Bulletin Board Listing and develop a resulting public trading market for our shares, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy or liquidity. Even if a public market develops, there is no reasonable projection that can be made as to the price at which the shares may trade.

         5. Dilution Means Your Shares Will Be Worth Less Than What You Pay For Them. There Will Be Substantial Dilution in This Offering.
--------------------------------------------------------------------------------
         Dilution is a concept which attempts to measure the difference between what a prospective shareholder will pay for the Prime shares as contrasted to the value of those shares measured by the net worth of the company at the time of purchase. Substantial dilution risk is anticipated to purchasers of Prime shares. Dilution constitutes a risk of investment because the shares purchased may immediately be worth substantially less on a net worth basis than what was paid for them. This dilution means that the actual value of your shares, based upon the net worth of the company, will likely be substantially lower than the $5.00 share price you will pay to acquire these shares in this offering.

         6. Because Management is Highly Concentrated in a Few Individuals, Any Change in Management May Cause the Company to Lose Revenues or Profits or to Operate Inefficiently or at a Loss.
--------------------------------------------------------------------------------
         There is a substantial risk to Prime and its shareholders if any member of present management does not continue their affiliation, as future principals may not have the particular knowledge and contacts to maintain or expand the present business activities or to run the company profitably or efficiently. You should understand that because the intended products and services are very unique and keyed to a relatively narrow market group, there are few individuals with interests, contacts or expertise who can take over and operate the present activities of the Prime subsidiaries. Should any member of management decide not to continue his affiliation, or be released by the company, Prime and its shareholders may be subject to diminished or lost revenues or profits. Further, there is only a three year employment contract between each member of management and Prime; and Prime is allowed to terminate any employee without cause or minimal notice.



         7. The Probability That Our Shares May Be Designated as a Penny Stock May Cause You Additional Costs of Trading, Lower the Price of Your Stock or Limit the Potential Market For Your Stock.
--------------------------------------------------------------------------------
         As a condition to any subsequent listing for sale by a broker/dealer or if a trading market is established, and if Prime is initially listed or trades below $5.00/share, it may become a penny stock which poses the risk of reduced tradeability to you as an investor and may lower the market price of your shares. The stock of Prime, if it is subsequently listed for trading or during any subsequent trading, may be defined as a "penny stock", if traded below $5.00/share. As a result, the shares of Prime may be subject to special regulations by the SEC and certain states known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling certain defined speculative low price shares through a broker/dealer. These restrictions may lower the price or reduce the tradeability or your shares.



         8. Your Management's Lack of Experience May Cause the Company to be Less Successful in Realizing Profit or Growth Potential.
--------------------------------------------------------------------------------
         Your management will have very little experience in the operation of a public company with a resulting risk they may not be able to comply with public reporting requirements or operate the company profitably or efficiently, without the hiring of outside experts. There is a risk in Prime arising from the fact that management is inexperienced in operating a public company and may have problems complying with the complex regulations for a public company or waste valuable resources in attempting to comply directly, or through the need to rely extensively on third parties. If these problems develop they could cause suspensions in trading, decreases in the stock price, or diminished or lost potential profits. You will be relying upon us to be able to manage a public company, complete the complex reporting requirements and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company if this Offering is successfully closed. Your management believes that its limited inexperience should be considered as a potential risk factor.


         9. As the Predecessor Entities to the Registrant Had Limited Revenue Growth and Net Losses, You May Consider This Fact an Indicator That Your Anticipated Return on Investment May be Limited or Non-existent.
--------------------------------------------------------------------------------
         There is an inherent risk factor in this offering to the extent that Prime has only had very limited revenue growth from the time of its initial business conception in 1985 to the present and experienced a net loss in calendar years 2001 and 2002. The risk is that if a company does not ultimately create earnings growth, there is little likelihood that its shares will maintain any market value. Each prospective investor in this offering should understand that one of the anticipated objectives of participating in a public company is to participate in a company which has significant future potential for revenue growth and resulting net earnings. In this particular offering, the historical record has shown a very modest amount of revenue growth by Prime from its inception and even less significant growth in net profits, with a loss in calendar years 2001 and 2002. There remains a question of whether investment return can be maximized to investors in this offering unless the limited amount of proceeds being raised by this offering significantly contribute to an increase in revenues and net income which assumption must remain an open question until actual proceeds are expended and operating results are computed.


         10. Because Prime is Anticipated to Operate Through Its Subsidiaries in Highly Regulated Fields, Government Regulation and Policies May Limit or Eliminate Future Potential Profits.
--------------------------------------------------------------------------------
         Each of the areas of financial services in which Prime participates is subject to significant governmental regulation and policy control. As a small company, government regulation may pose a burden of operating profitably or efficiently. For instance, the area of insurance sales is subject to greater than average government regulation of terms, pricing and persons who may engage in insurance sales. In like manner, the providing of investment advice by Belsen Getty requires particular licensing and reporting requirements. Each investor in this offering should be aware that the areas of financial and business planning, health and business insurance and other facets of the services in which Prime participates through its two operating subsidiaries are significantly controlled by government regulation and policy. For instance, the sale of insurance and insurance agents are regulated by an insurance commission or other governmental agency on the state level. Additionally, the providing of investment advice and services is regulated on the federal and state level as investment advisory services. The change or modification of government regulation and policy in any of these or other related areas in which the company operates or the failure of any principal to maintain his status as a licensed professional may cause a future loss of earnings or earnings potential.

         11. The Personal Contacts Usually Required in Prime's Type of Business May Limit the Growth of Prime as a Public Company.
--------------------------------------------------------------------------------
         There is a special risk factor in this offering in that the nature of the business products and services provided by Prime, through its operating subsidiaries, has historically been associated with personal contacts and relationships which may limit potential future growth of the company. A business upon which personal contacts and relationships are paramount may be limited in growth potential to the time available to those necessary to maintain such contacts. Moreover, a business based on personal expertise and contacts is always at great risk if key persons maintaining those contacts leave the business. Each investor in this offering should understand that much of the limited success of Prime to date revolves around and has arisen out of the personal expertise and contacts of its principal management personnel in meeting with and personally providing the services which the company extends to other business entities and individuals. There is no certainty that even with additional capital raised with this or any subsequent funding activities, Prime will be able to create significant growth in this type of industry due to the requirement of the personal nature of such contacts and efforts to increase business activities. This consideration should remain as a significant risk factor to prospective investors.

         12. Large Institutional Competitors May Cause Prime not to Realize Future Revenue Targets or Potential Profits.
--------------------------------------------------------------------------------
         Prime may come under price and marketing pressure from large institutional service companies providing essentially the same or related types of services or financial products at a lower cost due to economies of scale. Large competitors pose a special risk to a small company like Prime in a similar industry in that the larger competitor may offer and supply services or product at less expense and attract away necessary customers or engage in larger and more effective marketing. There appears to be a growing trend in financial and insurance services where large institutional companies such as national CPA firms, insurance companies, banks and brokerage firms provide various forms of financial planning and insurance services. There appears to be a significant risk factor in this offering to you that Prime, in the future, may not be able to compete effectively with such large institutional service companies who may provide financial and business planning and other related business planning or insurance on a lower cost basis than the company can afford to provide due to economies of scale and worldwide marketing abilities.

         13. There is a Risk That a Future Controlling Shareholder May Be Subject to Extensive Regulation as a Control Person of an Investment Advisory Firm.
--------------------------------------------------------------------------------
         Belsen Getty, LLC, as a subsidiary of Prime, currently conducts business, in part, as an investment advisory firm. There is a risk that if in the future some new shareholder becomes a controlling shareholder of Prime, they may be required to license and be regulated under state and/or federal law as the controlling person of an investment advisory firm. A controlling shareholder would be a shareholder who exercises actual control over Prime, or may be deemed to exercise such control because of stock ownership (usually of 10% or more) or by being a principal officer or director. Registration as an investment advisor would entail substantial regulation and filing requirements as a highly regulated profession. In addition, there may arise significant limitations on anyone required to be licensed as an investment advisor in their ability to hold and trade public securities. At the present time, Mr. Terry Deru and Mr. Andrew Limpert, as principals of Belsen Getty, LLC, are subject to licensing and regulation as investment advisors.

USE OF PROCEEDS

         In this offering, Prime will receive gross offering proceeds, if the offering is closed, of either $500,000 in the event of the minimum offering, or a maximum of $750,000. The company reserves the right to close the offering during the offering term at any point between the minimum offering and the maximum offering. In the event the offering is closed as a minimum offering there would only be $20,000 in working capital reserves allocated to Prime. All amounts raised over the minimum offering will be allocated to the working capital reserves of Prime. From the gross proceeds, the company will also deduct the estimated offering cost of approximately $45,000 which are estimated to be allocated between audit and accounting work, legal services and for printing, filing fees & miscellaneous costs of the offering as estimated below.

          In the minimum offering, as contrasted to the maximum, it is anticipated the working capital reserve to Prime would be reduced from $270,000 to $20,000 and there would be no acquisition fund. All additional investment proceeds received over the minimum offering will be applied to an increase in the working capital reserve fund of Prime. The primary purpose of the Prime working capital reserves are presently intended to create an acquisition fund for insurance agencies or their book of business to be acquired through Fringe Benefit.

         From the anticipated net offering proceeds, Prime would employ the proceeds in three specific applications. In the event of the maximum offering, approximately $370,000 would be used by Prime directly for additional management personnel, general administrative costs and working capital and acquisition reserves. Approximately $250,000 of the working capital reserve allocated to Prime would be available for anticipated acquisitions by Fringe Benefit. Alternatively, some of these proceeds may be used to retain new agents, though there is no specific plan to so employ these funds. The balance of the proceeds would be allocated approximately $220,000 to Fringe Benefit and $115,000 to Belsen Getty to be specifically applied as set-out in the following estimated net proceed charts.

          SPECIFICALLY, FUNDS HELD FOR ACQUISITION MAY BE USED IN DIFFERENT AREAS IF SUITABLE ACQUISITION OPPORTUNITIES ARE NOT FOUND WITHIN A REASONABLE PERIOD OF TIME. PRIME UNDERTAKES FOR THE PURPOSES OF THIS OFFERING TO EMPLOY SUCH RESERVES FOR ACQUISITION WITHIN EIGHTEEN MONTHS FROM THE CLOSE OF THE OFFERING. IF NOT USED FOR ACQUISITION WITHIN SUCH PERIOD, THE FUNDS WILL BE USED

PRIMARILY TO ENHANCE MARKETING AND OPERATIONS, INCLUDING ANTICIPATED COMMISSION DRAWS TO NEW AGENTS, RECRUITING AND TRAINING OF NEW AGENTS, ADDITIONAL EMPLOYEES AS NEEDED AND SIMILAR PURPOSES; WITH A REASONABLE AMOUNT TO BE MAINTAINED AS A WORKING CAPITAL RESERVE. NO PROCEEDS WILL BE USED TO COMPENSATE EXISTING OFFICERS OR DIRECTORS IN ANY MANNER.


                                            MAXIMUM OFFERING: $750,000

             GENERAL DESCRIPTION OF INTENDED EXPENDITURE                    DOLLAR AMOUNT          PERCENTAGE OF
                                                                                                  OFFERING(ROUNDED)
1.    Estimated offering costs:                                        $  45,000                        6.0%
                                                                       ---------                       -----

      a.  Legal fees                                                   $  20,000                        2.7%
      b.  Audit and accounting review expense                          $  20,000                        2.7%
      c.  Printing, mailing and distribution                           $   2,500                       .33%
      d.  State Filing and Edgar processing fees                       $   2,500                       .33%


2.    Estimated allocation to Prime Resource:                          $ 370,000                       49.3%
                                                                       --------                        -----

      a.  Salaries to new administrative staff members(1)              $  20,000                       2.7%
      b.  Management fees(2)                                           $  30,000                       4.0%
      c.  General and administrative costs
           1.  Ongoing legal                                           $  10,000                       1.3%
           2.  Ongoing accounting                                      $  10,000                       1.3%
           3.  Ongoing employee training                               $   5,000                       .67%
           4.  Employee training supplies                              $   1,500                       .20%
           5.  Additional financial modeling software                  $   2,000                       .27%
           6.  Website development and enhancement                     $  20,000                       2.67%
           7.  Financial public relations                              $   1,500                       .20%
      d.  Working capital reserves
           1.  Recruitment expense (employees)                         $  10,000                        1.3%
           2.  Entertainment budget (insurance agents)                 $  10,000                        1.3%
           3.  Acquisition of insurance companies or business(3)       $ 250,000(3)                    33.3%

3.     Fringe Benefit                                                  $ 220,000                       29.3%
                                                                       ---------                       -----

      a. Advertising
           1. Radio                                                    $   5,000                        .67%
           2. Direct Mail                                              $  12,000                        1.6%
           3. Telemarketers                                            $   5,000                        .67%
           4. Online promotion                                         $   3,000                        .40%
      b. Recruiting new agents
           1. Entertainment                                            $  15,000                        2.0%
           2. Recruiting services (headhunter)                         $  10,000                        1.3%
           3. Seminars                                                 $  20,000                       2.67%
           4. Travel expenses                                          $  10,000                        1.3%
           5. Lap top and presentation software                        $  10,000                        1.3%
           6. Legal due diligence expense                              $  10,000                        1.3%

                    (Continued on following page)


(Continued from previous page)

                                                                                                 PERCENTAGE OF
GENERAL DESCRIPTION OF EXPENDITURE                                      DOLLAR AMOUNT            OFFERING (ROUNDED)
      c.  Trade Show
           1.  Location deposits                                       $   3,000                      .40%
           2.  Booth preparation                                       $   5,000                      .67%
           3.  Travel Expenses                                         $   2,000                      .27
      d.  Marketing Fringe Benefit Advantage program
           1.  Mailing lists purchase                                  $  15,000                       2.0%
           2.  Telemarketing follow-up                                 $  10,000                       1.3%
           3.  Brochure layout and design                              $   2,500                      .33%
           4.  Printing brochure                                       $  10,000                       1.3%
           5.  Travel expense                                          $  10,000                       1.3%
           6.  Mailing expense                                         $   2,500                      .33%
      e.  Additional sales materials
           1.  Design of new product brochures                         $   2,500                      .33%
           2.  Printing expense                                        $   7,500                       1.0%
      f.  New service personnel
           1.  Recruit and train                                       $   2,500                       .33%
           2.  Salary and benefits                                     $  47,500                       6.3%

4.    Belsen Getty                                                     $ 115,000                       15.3%

      a.  Marketing budget
           1.  Mailing development                                     $   5,000                        .67%
           2.  List purchase ongoing                                   $  10,000                        1.3%
           3.  Printing and mailing                                    $  20,000                       2.67%
           4.  Telemarketing follow-up                                 $  15,000                        2.0%
      b.  Relocation budget
           1.  Moving personnel                                        $   2,500                        .33%
           2.  Moving supplies                                         $   5,000                        .67%
           3.  Reconfigure Telecom and network                         $   2,500                        .33%
      c.  New equipment and software
           1.  New server and Lan                                      $  10,000                        1.3%
      d.  New service personnel
           1.  Recruit and train                                       $   2,500                        .33%
           2.  Salary                                                  $  27,500                       3.67%
      e.  Consulting service personnel (part-time)                     $   5,000
                                                                                                       2.0%

      TOTAL                                                            $  750,000                      100%


         (1) No proceeds of the offering will be employed to pay salaries or benefits to any current officer or employee; however, in the event the offering is closed, Prime will most likely hire some new employees.

         (2) Management fees will not be used to compensate or augment amounts paid officers or directors, but may, directly or indirectly, be used to create incentive payments for employees or insurance agents and to expand the number of employees as necessary.

         (3) Prime is maintaining a large working/acquisition capital reserve in the maximum offering in anticipation that Fringe Benefit will request to draw upon this reserve to fund its intended efforts to acquire other insurance brokerage companies or their book of business.


                           MINIMUM OFFERING: $500,000

                                                                                              PERCENTAGE
                                                                                              OF OFFERING
GENERAL DESCRIPTION OF INTENDED EXPENDITURE                          DOLLAR AMOUNT            (ROUNDED)

1.  Estimated offering costs:                                        $    45,000              9.0%
                                                                     -----------
     a.  Legal fees                                                  $    20,000              4.0%
     b.  Audit and accounting review expense                         $    20,000              4.0%
     c.  Printing, mailing and distribution                          $     2,500              .50%
     d.  State filing and Edgar processing fees                      $     2,500              .50%

2.  Estimated allocation to Prime Resource                           $  120,000               24.0%
                                                                     ----------               -----
     a.  Salaries to new administrative staff members                $    20,000              4.0%
     b.  Management fees                                             $    30,000              6.0%
     c.  General and administrative costs
          1.  Ongoing legal                                          $    10,000              2.0%
          2.  Ongoing accounting                                     $    10,000              2.0%
          3.  Ongoing employee training                              $     5,000             1.0%
          4.  Employee training supplies                             $     1,500             .30%
          5.  Additional financial modeling software                 $     2,000             .40%
          6.  Website development and enhancement                    $    20,000              4.0%
          7.  Financial public relations                             $     1,500             .30%
    d.  Working capital reserves                                     $    20,000              4.0%

3. Fringe Benefit                                                    $  220,000               44.0%
                                                                     ----------               -----

    a.  Advertising
         1.  Radio                                                   $     5,000              1.0%
         2.  Direct mail                                             $    12,000              2.4%
         3.  Telemarketers                                           $     5,000              1.0%
         4.  Online promotion                                        $     3,000              .60%
    b. Recruiting new agents
         1.  Entertainment                                           $   15,000               3.0%
         2.  Recruiting Services (headhunter)                        $   10,000               2.0%
         3.  Seminars                                                $   20,000               4.0%
         4.  Travel expenses                                         $   10,000               2.0%
         5.  Lap top and presentation software                       $   10,000               2.0%
         6.  Legal due diligence                                     $   10,000               2.0%

(Continued on following page)

(Continued from previous page)

                                                                                              PERCENTAGE
                                                                                              OF OFFERING
            GENERAL DESCRIPTION OF INTENDED EXPENDITURE                   DOLLAR AMOUNT       (ROUNDED)
    c.  Trade show related expenses
         1.  Location deposits                                       $     3,000              .60%
         2.  Booth preparation                                       $     5,000              1.0%
         3.  Travel expenses                                         $     2,000              .40%
    d.  Marketing Fringe Benefit Advantage program
         1.  Mailing lists purchase                                  $    15,000              3.0%
         2.  Telemarketing follow-up                                 $    10,000              2.0%
         3.  Brochure layout and design                              $     2,500              .50%
         4.  Printing brochure                                       $    10,000              2.0%
         5.  Travel expense                                          $    10,000              2.0%
         6.  Mailing expense                                         $     2,500              .50%
    e. Additional sales materials
         1.  Design of new product brochures                         $     2,500              .50%
         2.  Printing expense                                        $     7,500              1.5%
    f. New service personnel (2)
        1.  Recruit and train                                        $     2,500              .50%
        2.  Salary and benefits                                      $    47,500              9.5%

4.  Belsen Getty                                                     $   115,000             23.0%
                                                                     -----------             -----

    a.  Marketing budget
         1.  Mailing development                                     $     5,000             1.0%
         2.  List purchase ongoing                                   $    10,000             2.0%
         3.  Printing and mailing                                    $    20,000             4.0%
         4.  Telemarketing follow-up                                 $    15,000             3.0%
    b.  Relocation budget
         1.  Moving personnel                                        $     2,500             .50%
         2.  Moving supplies                                         $     5,000             1.0%
         3.  Reconfigure Telecom and network                         $     2,500             .50%
    c. New equipment and software
         1.  New serever and Lan                                     $   10,000              2.0%
    d.  New service personnel
         1.  Recruit and train                                       $    2,500              .50%
         2.  Salary                                                  $   27,500              5.5%
    e.  Consulting service personnel (part-time)                     $   15,000              3.0%

TOTAL                                                                $  500,000              100%


      See also "Plan of Operations" under Description of Business for a more detailed description of intended business activities and expenditures over the next year.

                         DETERMINATION OF OFFERING PRICE

         The price at which the shares are to be sold in this offering have been arbitrarily set by the Board of Directors of Prime and does not attempt to reflect any valuation or evaluation of the company's net worth or future trading price, if any.


                                    DILUTION


         Dilution is a term which normally defines the reduction in value per share based upon book value which occurs to the investor in certain offerings compared to the purchase price of those shares. The net tangible book value of Prime Resource, Inc. (formerly Prime Resource, LLC) interest as of the attached Balance Sheet, dated December 31, 2002, was $190,063 and is estimated to be $0.07/share in the present corporate form.

         If the maximum offering is sold, the net tangible book value would increase from approximately $0.07/share to $0.30/share or a $0.23 per share increase as to existing shareholders as a result of this offering. In the minimum offering, the increase for existing shareholders would be from $0.07/share to $0.22/share or $0.15 per share increase.

           By way of specific illustration, an investor in this offering is paying $5.00 per share. It is estimated that the net worth per share after the completion of the maximum offering will only be approximately $0.30 per share. Therefore, each investor in this offering will suffer an immediate estimated dilution to his investment of $4.70 per share or approximately 94 % in the maximum offering; and $4.78 per share or approximately 96 % in the minimum offering. The computation of net worth per share after the offering is based on the equity as of December 31, 2002 before the offering, adding the proceeds of the offering (less estimated offering costs of $45,000), and dividing this sum by the total number of shares after the offering. Dilution would generally be pro rated between the minimum and maximum offering if closed between those extremes. These dilution ranges are illustrated in the following graphical representations:



                           Maximum offering                                        Minimum Offering


                  Value Subscription           Value share after           Value Subscription          Value of share
                  $5.00/share                  offering                    $5.00/share                 after offering
                  100%                         $0.30/share                 100%                        $ 0.22/share
                                               (Rounded)                                               (Rounded)


                                                                                                       Dilution 96%
                                               Dilution 94%                                            $4.78/Share
                                               $4.70/Share


         In this offering dilution primarily arises because the original founders, who organized the corporation and the predecessor limited liability company, received shares or other ownership interests for intangible contributions to Prime which are difficult to value. As a result, there will not be a significant net worth per share prior to this offering and your cash subscription will, as a result, be "diluted" in value.

                              PLAN OF DISTRIBUTION

General


         Prime does not intend to employ the services of any underwriter or other broker/dealer to place or sell its securities. Prime believes it can place the limited amount of securities being offered by this registration through the efforts of a member of its own management group, Mr. Andrew Limpert, who will not be paid any consideration, commission or other compensation for his selling and placement efforts. Consequently, no provisions for commissions have been provided for in this prospectus. Should management determine, at any time, that it is necessary to sell this offering through the use of commissions to an underwriter, management will file a post-effective amendment to this registration and prospectus to reflect any such commission arrangements and to only continue with the offering in accordance with all other terms and provisions approved after effectiveness of the post-effective amendment to the registration materials. In the unforeseen and unanticipated event that Prime determines it must employ an underwriter to complete this offering, such change would require the filing and review of a post effective amendment with the SEC and applicable state securities regulatory agencies prior to continuing selling efforts.



Issuer/Agent

         It is presently anticipated that Mr. Andrew Limpert will be exclusively responsible for the efforts to sell the Prime shares in this offering to various business contacts and acquaintances through delivery of this prospectus. Any change in the issuer/agent would require a post effective amendment to the registration prior to continuing selling efforts. Mr. Limpert is currently acting as the Treasurer and a member of the Board of Directors. We cannot promise the offering will be sold, as Mr. Limpert will only engage in these efforts on a part-time basis. Obviously, there is an indirect benefit to management, as principal shareholders, if the shares are sold in this offering as the management shareholders would most likely realize an increase in the value of their shares after this offering and potentially an active market for their shares. In addition, any additional selling party for the issuer would require the filing and review of a post effective amendment with the SEC and corresponding state securities regulatory agency prior to the offering continuing. There is no present intent or expectation that any other issuer/agent will be employed.

         Mr. Limpert as an issuer agent is relying upon the exclusion from being required to qualify and license as a broker/dealer in his anticipated selling efforts, pursuant to SEC Rule 3(a) 4-1 under the Securities and Exchange Act of 1934. In essential terms, Prime and Mr. Limpert believe he satisfies the following tests of the Rule:

                   1) Mr. Limpert is not subject to a statutory disqualification to act as an issuer agent as such term is defined under
                   Section 3(a) 4-1 of the Securities Act of 1934;

                   2) Mr. Limpert will not be compensated for his selling efforts in any manner, though he may be reimbursed direct selling costs paid out-of-pocket;

                   3) Mr. Limpert is not now and will not be at the time of his selling effort an associated person with any broker/dealer. Mr. Limpert has not been associated with a broker/dealer within the past 9 years.

                   4) Mr. Limpert will meet each of the following conditions:

                                    (i) Mr.  Limpert  will  continue  to perform
                            substantial duties for the issuer at the date of the offering;

                                    (ii) Mr.  Limpert has not acted as a selling
                            agent within the preceding 12 months;

                                    (iii)  Mr.  Limpert  has  not and  will  not
                            engage in selling efforts for any issuer more than once every 12 months.

         Mr. Limpert has been licensed on one prior occasion in Utah to act as an issuer/agent and will seek such designation in this offering. It is believed Mr. Limpert, or any subsequently designated management sales agent, in the intended selling efforts of the Prime shares being registered will fully meet the safe harbor requirement of a non-broker issuer agent pursuant to Rule 3(a) 4-1 as set-out above. It is not anticipated that Prime will employ an issuer/agent other than Mr. Limpert. Any prospective investor wishing a copy of this rule or further explanation of the company's determination of compliance will be provided a copy and explanation prior to investing upon request to Prime.

         In the unanticipated event that Prime determines it is necessary to hire and pay one or more independent broker/dealers to attempt to sell this offering, Prime will amend this registration statement and prospectus by a post-effective amendment to disclose all such underwriting terms. No broker/dealer will be allowed to engage in sales or solicitations until any such post-effective amendment becomes effective. Each prospective investor is also advised that prior to any involvement of any broker/dealer in the offering any broker/dealer would be required to clear the underwriting terms and compensation with the National Association of Securities Dealers, Corporate Finance Department.

Sales to Officers and Affiliates

         Each officer, director or affiliated persons may purchase shares in this offering for cash at the offering price without restriction. There is no limitation on the number of securities which may be purchased by these affiliated persons. In like manner, there is no obligation or commitment by any officer, director or affiliate to purchase any shares in this offering. All securities purchased by any officer, director, or person able to direct or influence the company as a control person will not be freely tradeable, but will be subject to restrictions on resales, and must be purchased for investment purposes requiring a holding period.


Sales to Prime Clients

         Prime undertakes and represents that no shares to be sold in this offering will be offered or sold to any of the securities clients of Prime, as principally acquired and/or serviced through its subsidiary, Belsen Getty.


Minimum Purchase

         There is no minimum individual subscription requirement.

Estimated Costs of Offering

         The costs of this offering are estimated at $45,000, and include legal, accounting, filing or permit fees, printing and related distribution costs. These amounts are estimates but are believed reasonably accurate for the intended size of this offering. Funds paid for offering costs will limit the amount of net proceeds available for actual business purposes. See also Use of Proceeds Section.

Subscription Account

         Proceeds of the offering, up to the minimum amount, will be placed in a segregated subscription account under control of Prime and will not be employed for any business purposes of the company until or unless the minimum offering is sold within the offering term of 180 days from the date appearing on the face of this prospectus. If the minimum offering is not fully sold and collected within such offering period, then the offering will be terminated and all proceeds will be promptly returned without deduction for costs or addition of any interest. Prime will obtain an address from each subscriber and will return all proceeds promptly upon the termination of the offering to that address. Any interest earned on the subscription account will be employed by Prime to pay for anticipated offering costs and return of subscription proceeds to investors.

         In the event of the close of the minimum offering, Prime will employ any additional proceeds of this offering upon receipt without further utilizing the subscription account.

Closing Offering

         Prime reserves the right to close the offering at any time within the offering term of 180 days whenever the minimum offering proceeds have been received in the subscription account, even if less than the maximum offering has been sold. Factors which may influence Prime's decision to close the offering would be the effort required to continue sales and the rate at which subscriptions were obtained up to the minimum offering. In all events, the company will not sell more than the maximum offering and will close the offering at any time that the maximum amount has been sold. The Use of Proceeds Section reflects Prime's best present estimate of the use of proceeds in the event of either the minimum or maximum offering amount being received. The offering will most likely be closed at some point between the minimum and maximum. Proceeds available for working capital reserves to Prime will be increased by each dollar raised over the minimum offering.

Initial Sales Jurisdiction

         At the time this registration becomes effective, the offering will only be qualified for sale to citizens of the State of Utah, based upon a corrdination filing in that jurisdiction. Should Prime deem it appropriate, it may attempt to place its securities in one or more additional jurisdictions where the offered shares may be subsequently qualified or registered by coordination, or similar rule or process. If the offering is offered or sold in other jurisdictions, the offering must be registered or qualified under the applicable state law of that jurisdiction. In the event Prime decided to register or qualify this offering in any other jurisdiction for sale, it would only do so if such registration could be achieved by coordination or similar registration without the necessity of merit review or substantial additional disclosure requirements. However, should Prime elect to sell in any jurisdiction that imposes any additional disclosure requirements, they will be included in this offering as a supplemental disclosure. At present, Prime does not have any intent to sell the securities other than in the State of Utah.

No Trading Market

         Prime has not secured a commitment to list or trade the securities being registered through any broker/dealer and there is no present assurance that a public market will exist for the securities, even in the event of a successful completion of this offering. Each prospective investor should consider the potential lack of a public market developing as a significant risk factor. Management will work to obtain the listing of the securities after or concurrently with this offering by one or more broker/dealers, but can give no warranty or assurance that they will be successful in such efforts.

No Registration Commitment

         No shares of current management or original shareholders are being registered pursuant to this offering and no intent or obligation exists by Prime to currently register existing issued shares in any manner.


Penny Stock Limitations

         Broker/dealer transactions in shares trading under $5.00/share are generally subject to certain specific disclosure requirements and limitations on trading known commonly as the "Penny Stock Rules". While the penny stock rules are not believed applicable to the initial issuance of the shares subject to this issuer/agent registration and sale, there is a high probability such rule would apply to subsequent sales of Prime stock. The application of the penny stock rules may impair the tradeability or price at which your shares may subsequently be resold.

         The following purports to be a general summary of the penny stock rules. However, any prospective investor may obtain a complete copy of the applicable rules from Prime upon request or from the SEC online, (Rules 15g-2 through 15g-6 of the Exchange Act).

         The penny stock rules require a broker/dealer prior to a transaction in a penny stock, not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, as well as monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

         These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders may find it more difficult to sell their securities because of such rules.


                                LEGAL PROCEEDINGS
                                -----------------

         We are not aware of any pending or threatened legal proceedings or claims in which we are involved.


        DIRECTORS, EXECUTIVE OFFICERS, OR CONTROL PERSONS
        -------------------------------------------------

---------------------------------------- ------------------------------------- -------------------------------------
NAME                                     POSITION                              CURRENT TERM OF OFFICE
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Terry Deru*                          Director, CEO/ President/             Appointed         Director        in
                                                                               Organizational Minutes-April,  2002.
                                                                               Will  serve  as  a  Director   until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                         Chairman of the Board                 to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Scott Deru*                          Director/V.P. Operations              Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Andrew Limpert*                      Director/Treasurer/Secretary/ CFO     Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------

* Mr. Scott Deru and Mr. Terry Deru are brothers. Mr. Limpert was not an owner of Prime LLC, but acted as an advisor to Prime LLC and has become a shareholder of Prime Resource, Inc., the successor entity to Prime LLC.



MR. TERRY DERU - DIRECTOR , CEO/PRESIDENT, CHAIRMAN OF THE BOARD
Age: 48

         Mr. Deru is currently a consultant and manager with Belsen Getty LLC and an officer/director in Prime as outlined above. He also served Belsen Getty as an officer/director when operating as a predecessor corporation. Belsen Getty is a Salt Lake City, Utah based financial and retirement planning firm. The firm, or its predecessor, has been a licensed investment advisory firm with the

SEC and Utah since 1984. Mr. Deru is a Certified Financial Planner and a Registered Financial Consultant. Mr. Deru has been with Belsen Getty or its predecessor since 1985. Since affiliation with Belsen Getty, he has served as a consultant and director from 1985 to 1998 and as a consultant from 1998 to the present. He has been the manager of Belsen Getty since July, 2000. Mr. Deru will continue his part-time affiliation with Belsen Getty while also acting as the part-time officer of Prime. The estimated allocation of services is set-out in the following table. Mr. Deru also acted as a part-time CEO for Kinship Systems, Inc., a small public company which is not presently active. Kinship abandoned its original marketing efforts of attempting to sell licensed accident reconstruction software in early 2002 and has subsequently acquired a resort management company as its wholly owned operating subsidiary. Mr. Deru resigned as an officer and director pursuant to this reorganization on November 14, 2002, and he is no longer affiliated with that company. The company continues under a new name of Caribbean Clubs International, Inc. (CCI). Mr. Deru obtained a B.A. degree from the University of Utah in Salt Lake City, Utah, in finance in 1977 and an M.B.A. degree from that institution in 1979.

MR. SCOTT DERU - DIRECTOR, VICE-PRESIDENT OPERATIONS
Age: 42

         Mr. Scott Deru has been employed full-time since 1982 as a principal officer of Fringe Benefit. Since 1998 he has been the manager and principal officer of Fringe Benefit, one of the current subsidiary operating companies of Prime. In this capacity, he has primarily been engaged in creating and selling life, health and other insurance products for business clients of Prime, LLC, now known as Prime, Inc. In addition to his full-time services to Fringe Benefit Analysts, LLC he worked as a director of insurance for Care of Utah, Inc., developing insurance programs, primarily for the health care industry from October, 1994 to July, 2000. Mr. Deru is a 1984 graduate of the University of Utah with a B.S. degree in finance from that institution. He is also a Registered Health Underwriter and a Registered Employee Benefit Consultant. He presently is also a licensed insurance consultant and agent within the state of Utah, and by reciprocity in other western states.


MR. ANDREW LIMPERT - DIRECTOR/SECRETARY/TREASURER/CFO
Age: 33

         Mr. Limpert has been a financial and retirement planner associated with the Salt Lake based firm of Belsen Getty, LLC since 1998. He is licensed as a Registered Investment Advisor Representative, but he is not a Certified Financial Planner. As a licensed Investment Advisor, Mr. Limpert has completed licensing requirements and testing prescribed by the State of Utah. Mr. Limpert plans to continue his full-time employment with Belsen Getty. He will also serve as a director, treasurer, CFO and secretary for Prime. Prior to the foregoing positions, he worked with Prosource Software of Park City, Utah as a software sales agent from 1993 to 1998. Mr. Limpert is assisting Prime on a limited as needed basis. In 1998 Mr. Limpert served briefly as an interim outside director in a small public company, then known as Mt. Olympus Resources, Inc. Mr. Limpert resigned as part of a reorganization of Olympus in November, 1998. Mr. Limpert was also affiliated on a part-time as-needed basis with a small presently inactive company known as Kinship Systems, Inc. as a director and its treasurer/secretary and CFO/accounting officer. Due to the company's present inactivity, his time commitment and services to Kinship had been minimal. Mr. Limpert was appointed to these positions in February, 2000 as part of the initial organization. As noted above, Kinship acquired a new operating subsidiary and Mr. Limpert resigned as an officer and director effective November 14, 2002. He has no continuing affiliation with Kinship/CCI. Mr. Limpert also acts as a business and financial consultant to various small public and private companies. Mr. Limpert holds a B.S. degree in finance from the University of Utah in Salt Lake City, Utah in 1995 and an M.B.A. from Westminster College of Salt Lake City, Utah in 1998.

Estimated Allocation of Time and Services
-----------------------------------------

         The  following   table  attempts  to  set-out  the  present   estimated
allocation of time to be devoted by the foregoing officers for Prime and each of the Prime related entities:


           --------------------------------------- ------------------- ------------------ ---------------
                                                                                               FRINGE
                            NAME                         PRIME            BELSEN GETTY        BENEFIT
           --------------------------------------- ------------------- ------------------ ---------------
           Mr. Terry Deru                          20%                 80%                0%
           --------------------------------------- ------------------- ------------------ ---------------
           Mr. Scott Deru                          10%                 0%                 90%
           --------------------------------------- ------------------- ------------------ ---------------
           Mr. Andrew Limpert                      20%                 80%                0%
           --------------------------------------- ------------------- ------------------ ---------------


Remuneration of Directors & Officers
------------------------------------

Directors
---------

         No director will be provided remuneration for service in that capacity, but may be paid a stipend for attending meetings as future revenues may permit. It is anticipated Directors will receive $500 per Board Meeting.

Officers
--------

Historically, the present officers in Prime, except for Mr. Limpert, acted as working members of Prime, LLC from its inception in 1996. Mr. Limpert became a member in January, 2002. Prime LLC also had associated as a founding member Mr. William Campbell, whose interest in Prime LLC was bought out by Prime LLC in December, 2001 and transferred to Andrew Limpert in January, 2002 prior to the organization of Prime, Inc., as more particularly described under "Description of Business". Mr. Campbell has no further interest or affiliation with Prime or either of its subsidiaries. As previously indicated, Prime, LLC had as its wholly owned subsidiaries Belsen Getty, LLC and Fringe Benefit. Subsequently, Belsen Getty and Fringe Benefit became subsidiaries of Prime, Inc. the successor entity. These subsidiaries, while subsidiaries of Prime, LLC, passed through, as limited liability companies, all of their net earnings or losses to Prime, LLC, which then distributes or attributes earnings or losses pro rata to the ownership interest. Prime will continue to receive these "pass throughs" and will pay salaries for all officers and employees of its subsidiaries, as well as general operating costs.

           Under the present organization of the company, it will not be possible for Prime corporation to simply pass through earnings derived from its operating subsidiaries to owners. Alternatively, each of the principal officers, named above, served the company for the following annual base salary in 2002:
Mr. Terry Deru $240,000, Mr. Scott Deru $240,000 and Mr. Andrew Limpert $165,000. Additionally, Mr. Limpert's salary was increased to $210,000 annually on October 1, 2002, effective in calendar year 2003. The terms of this compensation are more fully set- out in a set of Board Minutes and concurrently executed three year employment agreements. Mr. Terry Deru and Mr. Scott Deru will also primarily serve Prime by continuing to act as the managers of the subsidiaries. Mr. Andrew Limpert will devote most of his time commitment to responsibilities of Belsen Getty and be in charge of most day-to-day affairs of Prime. It is anticipated Mr. Scott Deru and Mr. Terry Deru will serve full-time in their responsibilities with the subsidiaries and discharge responsibilities to Prime on an as-needed basis. This, and related compensation information, is set-out in tabular format at page 52 under Executive Compensation.

         Each of the three principal officers serves Prime pursuant to a written employment agreement which is essentially identical in terms for each officer, except for the compensation provisions outlined above. The essential terms of the employment agreements provide as follows:

         (1)   Each employment contract runs for three years from April 5, 2002;

         (2) There are no currently adopted benefits or stock rights, except 18 days of paid leave per year for each officer;

         (3) Prime may terminate the employment with or without cause. If termination is without cause, the employee is to receive a severance equal to three months pay. Otherwise, the employee is paid through the month the notice of termination is given. The employee has no right to terminate the agreement without cause.

         (4)   The  employment  contract  has  standard  provisions   protecting
               proprietary rights and property of the company from being used by the employee or appropriated;

         (5) The employment agreement provides for the exclusive full-time service by each officer to Prime or one or more of its subsidiaries.

         Each prospective investor may view a copy of the employment agreements prior to investing by viewing this registration statement online at the SEC filing site (www.sec.gov.edgar), or by requesting a copy from Prime.

Shares Held By Management and Certain Security Holders
------------------------------------------------------

         The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock; by each of our directors; and by all executive officers and our directors as a group. To the best of our knowledge, all persons named below have sole voting and investment power with respect to such shares.


--------------------------------------------------------------------------------------------------------------------
Title of Class   Name and Address of Owner       Current Shares Owned   Current
                                                                        Percentage of      Percent of Total  Common
                                                                        Outstanding        in the event  Max.  Off.
                                                                        (Rounded)          Sold (Rounded)1
--------------------------------------------------------------------------------------------------------------------
Common Stock     Terry Deru
                 99 Cove Lane
                 Layton, Utah 84040              1,000,000              36%                34%
--------------------------------------------------------------------------------------------------------------------
Common Stock     Scott Deru
                 6855 N. Frontier Drive
                 Mountain Green, Utah 84050
                                                 1,000,000              36%                34%
--------------------------------------------------------------------------------------------------------------------
Common Stock     Andrew Limpert
                 8395 S. Parkhurst Circle
                 Sandy, Utah 84094               750,000                27%                26%
--------------------------------------------------------------------------------------------------------------------
Common           Officers and Directors as       2,750,000              99%                94%
Stock            a Group2
--------------------------------------------------------------------------------------------------------------------

         (1)The difference in each officer's percentage of the total outstanding in the event of the maximum or minimum offering is a de minimus amount less than 1%. As such, the maximum percentages are employed. Officers will have a slightly greater fractional percentage of outstanding shares in the event of the minimum versus the maximum offering.

         (2)Mr. Don Deru, the natural father of Terry and Scott Deru, owns 50,000 shares, or about 1.8% of the currently outstanding shares. There are no shareholders prior to this offering other than as listed above and Mr. Don Deru.

         There are currently no arrangements which would result in a change in our control. Prime has no warrants, options or other stock rights presently authorized.

                            DESCRIPTION OF SECURITIES

            The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

General


         We are authorized to issue 50,000,000 shares of common stock with no par value per share. As of the date of this prospectus, there were 2,800,000 restricted shares issued and outstanding to four shareholders. The company has only one class of shares, being its common shares. Counsel for Prime has provided an opinion that all shares of common stock outstanding are validly issued, fully paid and non-assessable. All currently issued shares of Prime were issued pursuant to an Organizational Meeting on April 5, 2002.


Voting Rights

          Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of the shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any corporate act or action, except as otherwise provided by law.

Dividend Policy

          All shares of common stock will participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. There can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions

          Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference and preference of any outstanding shares of preferred stock as may be created.

Shares  Eligible  For  Future  Sale

       The 150,000 maximum shares of common stock to be registered by this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which may be limited by the resale provisions of Rule 144 under the Securities Act of 1933.

         Currently, all of the 2,800,000 issued and outstanding shares were issued on April 5, 2002 and would not be eligible for sale under Rule 144 as restricted stock until April 6, 2003, assuming the other requirements of Rule 144 are satisfied as generally described below.

          In general under Rule 144, as currently in effect, any of our affiliates or other restricted shareholders after a one year holding period may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us.

        Nonaffiliates who have held their restricted shares for one year may also be able to sell under the foregoing conditions. Nonaffiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale. There are currently no nonaffiliated shareholders.

          Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A would allow our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. It is not anticipated Rule 144A will have any application to this offering.


                         INTEREST OF EXPERTS AND COUNSEL

          Our counsel, Julian D. Jensen, PC, has passed upon the legal status of the company and our capacity to engage in this Registration. The firm has no interest in Prime. Our auditors, Carver Hovey & Co. of Layton, Utah have opined upon the attached and incorporated audited financial statements. This firm has no interest in Prime and there are no material conflicts with the auditors.


                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we may, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

                 ORGANIZATION OF THE COMPANY IN LAST FIVE YEARS

         As previously noted, Prime Resource LLC was formed in 1996 and remained inactive until 1998 when it became the parent entity for Belsen Getty LLC and Fringe Benefit Analysts LLC. Prime continued to March 29, 2002 as a Utah limited liability company and operated exclusively through its two wholly owned subsidiary limited liability companies, Belsen Getty, LLC and Fringe Benefit Analysts, LLC. Prime converted to a corporate form of business on March 29th of 2002, largely in anticipation of the present public offering. Also, in 1998 Belsen Getty and Fringe Benefit converted from a corporate form to their present LLC form. As otherwise discussed in this Prospectus, the management of Prime Resource, Inc. will remain the same as its predecessor, Prime Resource, LLC, though differently designated. The two operating subsidiaries will continue with their existing business activities and management as described in this Prospectus.


                             DESCRIPTION OF BUSINESS

General and Historical

          Prime Resource, as a corporate entity, was filed in Utah on March 29, 2002; however, essentially the same business purpose were engaged in by its predecessor entity, Prime Resource, LLC, a Utah limited liability company as organized in 1996, but not active until the 1998 acquisition of its present subsidiaries; Belsen Getty and Fringe Benefit. Mr. Scott Deru acted as the manager for Prime LLC. From 1990 to 1998, Belsen Getty and Fringe Benefit collaborated as independent corporations. In 1998 Prime LLC became the parent and coordinating entity and the two operating companies also became wholly owned limited liability companies of Prime, LLC and changed their business structure from corporations to limited liability companies owned by Prime LLC.

         As part of the 1998 reorganization, Mr. Scott Deru and Mr. Terry Deru each contributed their 50% ownership interest in Fringe Benefit to Prime, LLC. Mr. Terry Deru and Mr. William Campbell each contributed their 50% ownership interest in Belsen Getty to Prime, LLC and Mr. Don Deru, the father of Scott and Terry Deru, contributed capital. The resulting ownership percentages in Prime, LLC. were Scott and Terry Deru at 36 1/2% each; Mr. William Campbell at 23% and Mr. Don Deru 4%. Prime, LLC was later dissolved of record in April, 2002 after transferring all assets to Prime, Inc.

>

         Fringe Benefit was formed and licensed in November, 1984 in Utah as a general insurance agency. The company initially was formed and operated as a Utah corporation with Mr. Scott Deru as its president. It was jointly owned by Scott Deru and Terry Deru from inception. Fringe Benefit concentrated upon developing software to analyze employee benefits and writing insurance for business related purposes, such as key man life policies, group health plans and related insurance. Mr. Scott Deru and Mr. Terry Deru remained joint owners from 1984 to 1998 when their ownership was acquired by Prime, LLC.

         From 1998 on Fringe Benefit Analysts started collaborating closely with Belsen Getty LLC, which was formed in 1998, to primarily engage in business consulting and financial planning. Belsen Getty was initially formed in 1990 as a corporation. Belsen Getty, which was and is engaged in advising firms in the formation of employee health , pension, stock option and related plans, frequently referred clients to Fringe Benefit Analysts when insurance funding was required. In like manner, Fringe Benefit Analysts would frequently refer insurance clients needing business planning to Belsen Getty. However, neither firm operates upon an exclusive basis as to these referrals.

         Belsen Getty, Inc. was formed on November 9, 1990 by Mr. William Campbell and Mr. Terry Deru as a successor to a Nevada corporation. Mr. Terry Deru joined the firm in the summer of 1985 and purchased a 50% interest in Belsen Getty, Inc. of Nevada from Mr. Campbell. All interest in Belsen Getty, Inc. was transferred to Belsen Getty LLC in 1998 which was then exclusively owned by Prime LLC. Mr. Terry Deru received a 36 1/2% interest in Prime and Mr. Campbell a 23% interest in Prime.

         In order to take advantage of some economies of scale and to work more cohesively in cross-selling to the respective client base of Belsen Getty, Inc. and Fringe Benefit the foregoing reorganization occurred in 1998. Prime Resource, LLC (a LLC organized on June 27, 1996, but having no real business activity) was used as a holding company for the newly formed entities of Belsen Getty, LLC and Fringe Benefit. These subsidiary entities were formed on October 2, 1998 and became the successor firms for Belsen Getty, Inc. and Fringe Benefit, respectively, each being wholly owned by Prime Resource, LLC.

         Mr. William Campbell became associated with Prime Resource LLC in 1998 resulting from a minimal cash contribution and his fifty per cent interest in Belsen Getty. He received a 23% interest in Prime LLC.

         In January, 2002 Prime LLC purchased Mr. Campbell's interest in Prime for $100,000. The prior Campbell interest was assigned to Andrew Limpert on January 10, 2002 in consideration for the acknowledgment of Limpert's advisory and organizational services which were valued at $113,000. The 26 percent membership share of the Company issued to Mr. Limpert was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the quarter ended March 31, 2002. The value of the share of the Company issued to Mr. Limpert was based on what the Company was required to pay a former member, Mr. William Campbell, for his 23 percent share of the Company, in connection with the Company's termination and buy-out of Mr. Campbell effective January 1, 2002. Mr. Don Deru, the father of Scott and Tery Deru, held a 4% interest in Prime LLC since inception and exchanged his interest in Prime LLC for a 1.8% sharehold interest in Prime, Inc.

         In March, 2002, Prime LLC decided to incorporate in Utah in anticipation of this offering and issued in April, 2002 to Mr. Limpert 750,000 shares of its common stock, (26% of the issued and outstanding) for his prior and continuing consulting services for and to Prime. The other stockholders are Mr. Terry Deru, 1,000,000 shares; Mr. Scott Deru, 1,000,000 shares; and Mr. Don Deru, 50,000 shares. Fringe Benefit and Belsen Getty continued under their existing structure as wholly owned subsidiaries of Prime, Inc. with Mr. Terry Deru continuing as the manager of Belsen Getty and Mr. Scott Deru for Fringe Benefit.

         As limited liability companies, the historical revenues of Belsen Getty, LLC and Fringe Benefit have flowed through to its member and sole owner, Prime Resource, LLC. Within Prime the revenues, after payment of all operating costs and wages and allowance for working capital reserves, were divided between Mr. Scott Deru, Mr. Terry Deru and Mr. William Campbell, in accordance with their limited liability ownership percentage, through December 31, 2001.

          It was determined, upon incorporation of Prime Resource, Inc., that this form of compensation and revenue transfer will no longer be feasible and that the corporation will need to retain and report its income, if any, after salaries, overhead and other expenses as retained earnings. Further, Prime, Inc. has now entered into an employment contract with its three principal officers, as generally described earlier under the outline of compensation and subsequently described under the Executive Compensation Section. In their respective capacities, management will be paid a fixed salary. Prime, Inc. would then retain any net earnings for further business and expansion purposes.

          Mr. Terry Deru, in addition to acting for Prime as its President and Chief Executive Officer, will also continue to act as the Manager and principal operator of Belsen Getty . Mr. Scott Deru will also devote a substantial majority of his time to the business affairs of Fringe Benefit and such other time as necessary as a corporate officer of Prime. It is anticipated that Mr. Terry Deru will then assume most of the day-to-day management responsibilities for Prime. Mr. Limpert will coordinate most governmental filings and reporting duties for Prime, as well as continuing with Belsen Getty as a consultant.

         Over the past three years, Belsen Getty has contributed approximately 27% of the present revenues to Prime, LLC and Fringe Benefit has contributed the remaining 73% of net revenue to Prime, LLC. As noted above, Prime, LLC was dissolved in April, 2002 upon the transfer of assets to Prime, Inc. Prime, Inc., like its predecessor, Prime LLC, is not anticipated to generate any independent sources of revenue or income. All salaries and benefits in Belsen Getty and Fringe Benefit have been and will be paid directly by Prime.

Belsen Getty Business

         Belsen Getty is a Utah financial management company offering investment advice, financial planning, pension and retirement planning and general business consulting and planning for firms or individuals who may participate to the extent they deem appropriate in any of these financial products and services. Belsen Getty was originally formed as a Nevada corporation in 1990. Belsen Getty remained active until 1996, was a lapsed corporation continuing to conduct business from 1996 too 1998 when it was reorganized as a Utah limited liability company. Belsen Getty has continued to date as a Utah limited liability company. Belsen Getty manages assets primarily under a fee based management system. Belsen Getty uses sophisticated modeling software to complete its investment advisory aspects of its services to clients who wish it to manage their funds for various pension and retirement or other offered plans. In this capacity, Belsen Getty also acts as an investment advisory firm.

         Belsen Getty also has expertise in providing consulting services for retirement planning, pension and general business financing and planning.

         Belsen Getty offers to individuals retirement accounts, trust accounts, as well as creating 401(k) plans and other pension plans for corporate clients. These services may range from simple cash management to complex custom growth portfolio planning for wealthy individuals or businesses.

         Belsen Getty markets through several mediums. First, the firm has a sophisticated database for tracking services to clients, prospects and business associates. This tracking assures each client and prospect are contacted monthly by mail and at least quarterly by phone or in person. Second, prospects that go into this tracking system are located in several ways, such as referrals from existing clients, referrals from other business associates and referrals from Fringe Benefit Analysts, as well as direct mailing and educational seminars. To a limited extent, the firm currently engages in prospect mailings and may explore other media type advertising, depending upon the availability of proceeds from this offering.

         In November of 2002, Belsen Getty received 684,000 shares of restricted common stock in an inactive public company known as Mortgage Professional Lead Source, Inc. (MPLS) incident to consulting and advisory services provided to MPLS by Andrew Limpert. MPLS became known as Neuro Bioscience, Inc. (NBI) pursuant to an acquisition of this private company. The shares were issued and held in the name of Prime Resource, Inc., the parent entity to Belsen Getty, by informal assignment from Andrew Limpert who performed the consulting services as an employee of Belsen Getty. While Limpert acted to locate the acquired company, NBI, neither he nor Belsen Getty had a contractual duty to locate or provide such entity as part of his consulting services or entitlement to earn the shares for consulting services to MPLS. At present there is very limited public trading by NBI.

         As a result, Belsen Getty does not deem that it acted in the capacity of a finder or broker/dealer in this transaction, but only as a financial consultant. However, any shareholder or prospective shareholder should understand there remains a risk that various individuals or governmental agencies may challenge the actions of Belsen Getty as acting as an unlicensed broker/dealer by participating in this transaction. In all events, the tranactions constitutes an isolated transaction and Belsen Getty has not engaged in any similar or related transaction and will not provide any similar services in the future to avoid any assertion or appearance of acting as a broker/dealer or underwriter for which services it is not licensed. Belsen Getty does not intend to license for or otherwise provide consulting services related to securities offerings.

         Belsen Getty is currently managed by Mr. Terry Deru and has six full-time and one part-time employee.


Fringe Benefit Business
-----------------------

         Fringe Benefit is primarily a diversified independent insurance broker which provides various lines of insurance, such as health, life, dental, disability, etc., as needed by its clients to fund various business, as well as employee related programs and plans. Fringe Benefit also intends in the future to engage in recruiting independent agents, rolling up and acquiring existing health care insurance agencies and/or their book of business.

         Fringe Benefit currently has seven full-time employees, one part-time employee and over twenty sub-agents who act as independent contractors in various insurance lines. Part of the proceeds being raised in this offering will be used to retain and recruit additional agents. Funding for anticipated future acquisitions will come from the anticipated acquisition reserves to be held by Prime. There are no present acquisition agreements, candidates, proposals or negotiations. Fringe Benefit has not historically, nor does it presently intend to engage in any acquisition of an insurance or other business from any related or affiliated party. Proceeds of this offering used for acquisitions will not be with any entity or person related to or affiliated with Prime or any member of its management.

         Fringe Benefit is currently managed by Mr. Scott Deru, has 8 employees and approximately 20 agents.

Plan of Operation
-----------------

         o Acquisitions. In the event of the maximum offering, a substantial portion of net proceeds of the offering ( approximately $250,000 or 33%) would be available for acquisition by Fringe Benefit to acquire other insurance providers, or their policies and book of business. Those funds may also be employed, alternatively, for recruitment of existing agents, though there is no present intent or plan to employ these funds for recruitment.

         At whatever level the offering is closed, the following programs intended to create revenue and income growth will be funded and implemented:

         o Enhancement of commission revenues. Management, primarily through the use of the Fringe Benefits Advantage Program, will attempt to encourage current subagents to write all their insurance through Fringe Benefit. Proceeds of the offering will be used to contact existing agents with relationship to explaining and demonstrating this program.

         o Growth of Core Business. Revenues will be expended to advertise and promote core business activities, including attracting new clients, soliciting more agents to employ the advantages of the Fringe Benefit Advantage Program whereby administrative fees for various programs are waived if multiple programs are purchased through Fringe Benefit.

         o Agent Recruiting. Management will use anticipated proceeds to recruit full-time agents and promote various advantages and economies which can be realized by agents being a full-time participant within a larger organization.

         o Complementary Business Practices. Prime will attempt to advertise and promote the "complete package" approach of comprehensive business and employee plan planning coupled with affiliated competitive insurance funding by proposing a one stop approach to such services.

Principal Products
------------------

Fringe Benefit Analysts

         The principal service products of Fringe Benefit are the sale and management of health and life insurance products to small and medium sized businesses. Fringe Benefit sells insurance programs and policies primarily offered by four major carriers: Altius Insurance (previously Pacific Health
Care), United Health Care, Intermountain Health Care and Regence Blue Cross. Additionally, dental, long term care and disability insurance coverages are offered on a group basis. The fees are standard commissions as set by the providers themselves. A typical range for commissions in form of percentages would be 2%-20%. Copies of our contracts with these providers have been filed as exhibits to this registration.

         The insurance policy providers require Prime to maintain in force a standard liability policy for errors and omissions for professional services. Prime is in compliance with this requirement and intends to remain current.

         Each of the four principal supplier contracts essentially provide for Fringe Benefit to place prescribed health and other policies as group plans for a specified fee payable to the insurance policy supplier. Of this prescribed amount, Fringe Benefit is paid by the carriers a commission ranging from 2% to 20% depending on the policy placed. Each contract has an open termination date, except for cause. The United Healthcare contract provides for a 60 day termination notice without cause. The Altius Insurance contract (formerly Pacific Healthcare) provides for a 30 day notice period and the Intermountain Health Care provides for a one year notice period. Regence Blue Cross has a 90 day termination notice provision. The company reasonably believes, from its current operating experience, that the providers will continue on an indefinite basis to provide insurance policies under the contracts. No notice of termination has been received.

         The primary markets for each of the above listed products are for small to medium sized companies located in the intermountain west. The size may vary from as few as 2 employees to companies with an employee base as large as 300 or more. The typical client will have between 10 to 100 employees. This is the primary niche that Fringe Benefit has focused upon.

Fringe Benefit Analysts Advantage Program
-----------------------------------------

         The Fringe Benefit Advantage Program (FBAA) has been recently developed to aid employers in their administration of fringe benefits. Fringe Benefit has exclusive rights to use the program in client retention and marketing by each of its principal product suppliers. FBAA allows an employer to electronically submit payroll data to a single administrator subcontracted by Fringe Benefit. That administrator then provides the following services:

                  (1) 125(c) administration including plan documents, complete ongoing accounting for each participant, forms, reimbursement to participants and tax form 5500, if necessary.

                  (2) COBRA administration for those employees COBRA eligible. Services include the mailing of all required notifications and the collection and disbursement of any premiums paid by COBRA eligible participants.

                  (3) HIPAA and State Continuation Notices are available via a website for employers requiring these notices to remain in compliance of the applicable laws.

                  (4) Qualified Plan Administration including plan documents, participant statements, record keeping, discrimination testing and tax form 5500.

         These services simplify the administration process because the employer deals with a single source for these services and everything is web-based, allowing participants direct access to information, thus relieving the employer of the burden to act as an intermediary for forms and information. Generally these bundled services are provided at no cost to the employer under the program. Fringe Benefit pays for the services on behalf of the employer at a discounted rate due to the large volume of business directed to the administrator. Fringe Benefit receives no fee or other direct benefit from providing this service, but engages in the program for marketing purposes.

Belsen Getty

         The principal products for the Belsen Getty subsidiary of Prime is that of Investment Advisory Services. The advisory services include the construction and management of financial portfolios for clients. Clients consist of pension and 401(k) plans for approximately 50 small to medium companies and approximately 300 individual clients. Financial planning and retirement modeling services are also offered as well as general financial management counseling for individuals and emerging companies.

         The compensation for advisory services are derived on a fee basis. The fee ranges from 50 basis points to 125 basis points per year depending on the size of the portfolio being managed and the services provided. There are no commissions paid on investment products and the assets are held by third party custodians.

         Belsen Getty is not associated with any broker/dealer and does not share brokerage commissions. On isolated occasions, Belsen Getty may earn insurance commissions, but these would be less than 3% per year of total revenues.

         The markets Belsen Getty operates in are similar in scope to the niche discussed in the Fringe Benefit product section. Typically, pension and 401(k) plans for companies with employees of 10 to 200 are targeted. On the individual portion of the business families or persons having investable assets in excess of $250,000 are the primary market for portfolio and financial management.

Competition
-----------

Fringe Benefit

         Fringe Benefit is exposed to competition to the same degree and manner as most small independent insurance agencies in the relevant market writing primarily group health and related disability insurance and some "key man" life policies. Fringe Benefit perceives that it may receive some benefit from its referral relationship to Belsen Getty, but otherwise has no unique competitive advantage.

         It appears to Fringe Benefit that there is a significant competitive advantage to larger insurance companies arising from apparent economies of scale which often allows them to provide similar products and services at lower costs or offer collateral advisory and planning services which Fringe Benefit cannot directly match. This competition from large insurance carriers should be considered a material risk factor.

         Fringe Benefit is currently licensed as an insurance broker for its product lines in: Arizona, California, Colorado, Idaho, Nevada, Utah and Wyoming.

Belsen Getty

         Belsen Getty does not believe there is any unique or particular competitive risks to the services it provides. Various large insurance and brokerage companies, accounting and law firms provide related planning and consulting services to individuals and businesses related to health, pension and profit sharing programs, as well as capital funding alternatives. There is perceived by Belsen Getty some competitive advantage to large competitors which, because of economies of scale, may be able to provide these care services at lower cost or provide free collateral services or products. Belsen Getty regards the planning and consulting divisions of major financial institutions such as Merrill Lynch, Morgan Stanley Dean Witter & Co. and other major broker/dealers providing financial planning services to be its primary competitors. There is also a growing trend for banks to also provide these services and products.

Major Customers or Providers
----------------------------

Fringe Benefit Analysts

         Fringe Benefit does not have any customer accounting for over 4% of its revenues and is not believed to be dependent on any major client. It should be noted, however, that there are essentially four companies in the current operating area who supply almost all the insurance products as sold by Fringe Benefit. These companies are Intermountain Health Care through which Fringe Benefit derives approximately 38% of its insurance revenues by value, Regence Blue Cross accounts for approximately 20%, Altius Insurance Company (formerly Pacific Health Care) accounts for approximately 11% and United Health Care accounts for approximately 11% of the Prime revenues by value.

Belsen Getty

         Belsen Getty regards its client base as quite broad and diversified and does not believe it is unduly dependent or at risk in the reliance upon any major client or client group.

Number of Persons Employed By Prime
-----------------------------------

         Prime currently has no full-time employees. Mr. Limpert acts as an advisor and Mr. Terry Deru as a part-time manager. The principal officers have made a projected allocation of their time to be devoted to Prime and the subsidiaries. It is intended that Mr. Terry Deru will primarily discharge the day-to-day affairs, and Mr. Andrew Limpert handle coordinating reporting requirements required by Prime, such as maintaining current on filings required under the Securities and Exchange Act of 1934, tax and other governmental filings, and other management responsibilities related to the operation of its two subsidiary companies.

         Belsen Getty currently has six full-time employees and one part-time employee. Approximately four of these employees are engaged in general office management and supervisory roles while the remainder of the employees are primarily engaged in marketing, implementation and servicing of the various financial and business planning services and administration provided for individuals, corporations, and 401(k) and other pension plans by the company. Mr. Terry Deru acts as the General Manager for this limited liability company and also is the principal officer in charge of the supervision and operation of the investment advisory services provided by Belsen Getty. It is anticipated both Mr. Limpert and Mr. Terry Deru will devote the majority of their time and efforts to the Belsen Getty operations.

         Fringe Benefit currently has seven full-time employees and one part-time employee and twenty sub-agents who act as independent insurance contractors and agents. Of these individuals, approximately four are primarily devoted to day-to-day management of the operations of Fringe Benefit and the balance of the employees are primarily engaged in providing the actual placement, supervision and administration of insurance policies and claims. Mr. Scott Deru acts as the General Manager for the limited liability company and is primarily in charge of the approval and issuance of policies, coordination with Belsen Getty and other general administrative services. Mr. Scott Deru acts as an assistant in these principal executive areas as an Assistant Manager. In the event of the successful completion of this offering, either as a minimum or maximum offering, Fringe Benefit would intend to expand the administrative staff by approximately one person and would intend to acquire an undetermined number of additional insurance sales agents. Mr. Scott Deru will be the principal officer in charge of Fringe Benefit and will devote almost all of his time to its operations.

         All salaries and other expenditures in both Belsen Getty and Fringe Benefit entities are accrued and paid by Prime.

Government Regulation of Business and Approval of Products
----------------------------------------------------------

         The insurance products sold by Fringe Benefit are primarily subject to government regulation on a state level and to a lesser extent by federal regulation. In particular, Fringe Benefit must be licensed within the state of Utah as a licensed insurance company and its agents must be licensed as insurance sales persons. This licensure requires annual filings and reports to the state of Utah by Fringe Benefit. There are additional federal regulations on the sale and placement of insurance policies, but which are not believed to have direct application on the day-to-day business of Fringe Benefit in the sale of insurance policies and other related insurance products. The agents for Fringe Benefit are also required to participate in continuing professional education and to pay an annual license fee to continue to be licensed as registered insurance sales agents within the state of Utah. Fringe Benefit has been able to sell insurance products in surrounding jurisdictions by provisions allowing the sale of insurance products by agents licensed in the state of Utah in adjacent jurisdictions who can license in surrounding states by reciprocity.

>

         As part of the services provided by Belsen Getty, Mr. Terry Deru, is a Certified Financial Planner and a Registered Financial Consultant. These designations are not licensed, but there are continuing professional educational requirements. Mr. Andrew Limpert is a registered investment advisor within the state of Utah and is required to pay an annual fee and file reports related to this profession. Mr. Limpert is also a Registered Financial Consultant.

         Other than the foregoing, particular licensing and registration requirements, Prime Resource, Inc. will be required to continue to file an annual corporate filing with the state of Utah to remain in good standing and may be required to make separate applications in various jurisdictions where it may do business in the future to be qualified as a foreign corporation. In the event of the successful completion of this registration statement, Prime Resource will also be required to file periodic reports with the Securities and Exchange Commission as to its accounting and business activities which are more particularly described below.

         It is not generally believed that the foregoing regulations will have a substantial adverse affect upon the viability or potential financial success of the company.

Shared Employees
----------------

         Ms. Brenda Rogers acts as the Human Resource Director for both Belsen Getty and Fringe Benefit. She allocates her time approximately equally between the two entities. She is paid directly by Prime. Child Sullivan & Co., CPA's act as a Controller entity for both Belsen Getty and Fringe Benefit. They allocate approximately one-half of their services to each entity. They are paid directly by Prime.

Environmental Compliance
------------------------

         Prime and its operating subsidiaries are not deemed to be engaged in business endeavors which have significant environmental impacts or implications. To the extent necessary, Prime and its subsidiaries will comply with any necessary and required environmental regulations, but are not presently aware of any environmental regulations which have directly impacted their business or require direct regulatory compliance.

Special Characteristics and Risk Factors
----------------------------------------

         As briefly noted under the Risk Factors Section, Prime will continue in the event of the close of this offering to be substantially owned by its existing management group. As a result of this ownership, those purchasing shares in the offering should not have any reasonable expectation that they will be in a position to influence the election of directors, direction of the company or implement policy decisions through their share position and voting power.

         Further, the nature of financial planning and the collateral insurance services provided has historically been a direct contact business built substantially upon personal reputation and contacts. As a result, there will remain a risk that if the present management of the company does not continue their association with the company, that the company may not be able to continue to properly engage in its present business activities. Further, there remains a significant risk that even with the anticipated additional capital from this offering, this type of business may not be able to be expanded significantly through the infusion of capital due to the highly personal nature of the contacts required and the services to be provided.


Reports to Security Holders
---------------------------

         In the event of the successful completion of this offering, Prime believes that it will become a limited reporting company under the Securities and Exchange Act of 1934 (34' Act) and be required to register under the 34' Act as a 15(d) company. In this capacity, it will be required to file an annual report on Form 10-KSB discussing all of its management, business and accounting activities on an annual basis. The company currently functions on a calendar year basis. In addition to the annual report, Prime will also be required to file quarterly reports at the end of each quarter other than the final quarter of the year in which the annual report will be substituted for a quarterly report. These reports will be filed on form 10-QSB and discuss generally the unaudited accounting information for the company for the quarter and any material events or changes in business activities or management.

          Because Prime is not believed to be required to become a 12(g) full reporting company for the foreseeable future, it will not be under an obligation to mail annual reports to shareholders; however, the present intended policy of the company is to disseminate such annual report related to any shareholder meeting. It should also be noted the company is not believed to be subject to the filing of formal proxy materials with the SEC as a 15(d) company. In the future, the company, whether or not it meets the requirements to require filing as a 12(g) full reporting company, may elect to become a full reporting company to complete various registrations on NASD sponsored over-the-counter markets, but which filings are not presently anticipated.

           Any person may read and copy reports filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain further information by calling the public reference room at 1-800-SEC-0330. The company also intends to continue its electronic file and each of the public reports filed by the company would be further available online at www.sec.gov.edgar. These reports will also be available from the company by shareholder request at any time as filed.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
           -----------------------------------------------------------

Overview
--------

         Prime Resource, LLC, ("Prime") was dissolved in April 2002 and its assets transferred to Prime Resource, Inc. Prime LLC, historically, operated as a Utah limited Liability Company and was the owner of Belsen Getty, LLC, (Belsen Getty), and Fringe Benefit Analysts, LLC, (Fringe Benefit). Prime, Inc. now continues in this same capacity. Belsen Getty provided investment management, financial planning and pension and retirement planning for various individual and business clients. Fringe Benefit primarily acts as an insurance broker of health, life, dental and disability insurance coverages. Belsen Getty and Fringe Benefit concentrate their business activities within the state of Utah, although both have a limited number of clients throughout the Western United States. During the two year period ended December 31, 2002, Prime did not engage in any other direct business activities in addition to those conducted through its two wholly owned subsidiaries.


         On April 5, 2002 when Prime was substantially reorganized as a Utah corporation, each prior member exchanged membership interest in Prime for an agreed upon sharehold interest in the corporation. The subsidiary operating entities, Belsen Getty and Fringe Benefit, remain as wholly owned limited liability companies.

         Consistent with its historical and ongoing legal structure, Prime's operating segments have been and will continue to be aligned based on the nature of the products and services offered through the operating subsidiaries. These segments include:

         *     Asset Management - Belsen Getty
         *     Insurance Products - Fringe Benefit
         * Other - Certain headquarters functions and income on company-wide savings and investments are included in "other".


Results of Operations
---------------------

Year ended December 31, 2002 compared to the years ended December 31, 2001 and 2000

Revenues
--------

Prime's revenues, by reportable segment were as follows:

                     Segment
                     -------
                                                  Year Ended December 31st:
                                                ---------------------------
                                                2002                   2001
                                                ----                   ----

Insurance Products(Commissions)              $1,773,974             $1,557,246

Asset Management (Advisory Fees)             $  512,587             $  449,031

Interest and Dividends                       $   12,964             $   15,204

                  Total                      $2,299,255             $2,021,481

         Asset management revenues in 2002 increased $63,556, or 14.2 percent, compared to the prior year. The Company's revenues in the Asset Management segment are earned based on an agreed-upon percentage of the fair market value of investments under management and are calculated on a monthly basis. The average fee percentage on assets under management remained relatively consistent between the years 2001 and 2002. The increase from year 2001 to 2002 was largely attributed to an expanded customer base and one-time general business consulting fees, offset by a modest decrease in the average fair value of assets under management.

         Insurance product revenues from calendar year 2001 to 2002 increased $216,728 or 13.9 percent due primarily to the addition of new agents with established customer bases. Revenues also increased due to insurance premium increases and the resultant commission increases.

         Interest and dividends on a Company-wide basis was slightly lower in 2002 due to slightly smaller amounts invested in marketable securities and cash equivalents in 2002, as compared to 2001.

Operating Expenses
------------------

Prime's operating expenses by reportable segment are as follows:


        Segment
        -------
                                                   Year ended December 31st
                                                  ---------------------------
                                                  2002                   2001
                                                  ----                   ----
Insurance Products (Commissions)              $1,258,662             $1,186.614
Asset Management (Advisory Fees)                 962,643                816,310
Other                                            223,296                 55,202
Total                                         $2,444,601             $2,058,126


         Insurance Product's operating expenses for the year 2002 increased $72,048 or 6.1 percent, compared to the prior year due to increases in commissions paid and compensation and benefits totaling approximately $47,000 and $4,800, respectively. Commission expense increased in 2002 compared to the prior year due to premium inflation and the resultant commission increases, as well as the addition of new clients by outside agents.

         Asset Management operating expenses for the year 2002 compared to 2001 increased by $146,337 or 17.9 percent due to increases in compensation to an employee resulting from the issuance of a 26 percent ownership interest in Prime (valued at $113,000), and an increase in the based salary of such employee for advisory and organization services rendered in connection with Prime's reorganization and registration with the SEC.

         The Other Segment is comprised of certain headquarters functions, not directly related to the operations of Belsen Getty or Fringe Benefit. It also includes income on company-wide savings and investments. Other costs increased by $168,094 or 305 percent due to higher legal and accounting costs incurred by Prime in connection with its reorganization and registration with the SEC, and for allocations of upper management salaries related to time spent on the reorganization.


Income Tax Benefit
------------------


         Prime became subject to taxation for the first time in 2002 due to its conversion from a limited liability company to a taxable corporation, effective April 4, 2002. The income tax benefit included in the accompanying financial statements is based on the Company's loss before income taxes for the period from April 5, 2002 through December 31, 2002.



Net Income Loss
---------------


         The year ended December 31, 2002 resulted in a net loss of $143,275 compared to net loss of $36,645 for 2001. The increase in the net loss in 2002 was primarily due to increased management salaries and other compensation and administrative cost as described above.


Liquidity and Capital Resources
-------------------------------


Historically, Prime's primary source of capital has been cash provided from operations. However, in 2002 operating activities used cash totaling $56,559 while operating activities for 2001 generated $146,653 in cash. Although both years resulted in net losses, the loss in 2002 exceeded 2001 by $106,630. Furthermore, 2001 was positively impacted by collections on receivables of $47,283 and the accrual of unpaid expenses of $97,321. The net collection and payment of receivables and payables negatively impacted cash from operations in 2002 by $71,474.

         Investing activities generated $105,547 in cash in 2002, while using $205,656 of cash in 2001. The primary difference between the two periods stemmed from lending activity with related parties and the timing of advances and collection of funds. Loans of approximately $156,000 were made in 2001 that were subsequently collected in 2002. Investing activities in 2002 also generated $47,740 from the sale of marketable securities.

         Financing activities generated $3,645 in cash in 2002, but used $134,216 of cash in 2001. Cash was used in both periods in connection with owner distributions; however, the distribution in 2002 was offset by cash received in connection with loans to related parties of $53,645 and bank borrowings of $50,000.

Balance Sheet Data

         The following summarizes Prime's assets, liabilities, and members' equity as of December 31, 2002 and December 31, 2001:




---------------------------------------------------- -------------------------------- ---------------------------------
                       Assets                                 December 31, 2002                December 31, 2001
 ---------------------------------------------------- -------------------------------- ---------------------------------
                   Current assets                                $235,164                          $185,277
 ---------------------------------------------------- -------------------------------- ---------------------------------
             Property and equipment, net                          163,863                          131,283
 ---------------------------------------------------- -------------------------------- ---------------------------------
                        Other                                     152,944                          263,568
 ---------------------------------------------------- -------------------------------- ---------------------------------
                    Total assets                                  551,971                          580,128
 ---------------------------------------------------- -------------------------------- ---------------------------------
   Liabilities & Members' & Shareholders' Equity            December 31, 2002                December 31, 2001
---------------------------------------------------- -------------------------------- ---------------------------------
                Current liabilities                              361,908                          345,226
---------------------------------------------------- -------------------------------- ---------------------------------
                 Other liabilities                                  --                             15,579
---------------------------------------------------- -------------------------------- ---------------------------------
          Members' & stockholders' equity                        190,063                          219,323
---------------------------------------------------- -------------------------------- ---------------------------------
           Total liabilities, members' &
               shareholders' equity                             $551,971                          $580,128
---------------------------------------------------- -------------------------------- ---------------------------------


          Current assets as of December 31, 2002 increased by $49,887 or 26.9 percent from the balance at December 31, 2001. This increase was due to increases in accounts receivable from a larger customer base in the Insurance
                                Products segment.


         Net leasehold improvements and equipment increased between December 31, 2002 and 2001 by $32,580 or 24.8 percent due to investments in additional leasehold improvements resulting from Prime's move to a new office building in 2002.

         Other assets decreased between December 31, 2002 and 2001 by $110,624 or 41.9 percent due to reductions from collections of advances and notes receivable from shareholders.

         Current liabilities increased between December 31, 2002 and 2001 by $16,682 or 4.9 percent due to routine increases in accounts payable in 2002, advances from shareholders in 2002 (classified as current) totaling$122,381 and the recognition of income taxes for the first time in 2002; partially offset by current obligations as of December 31, 2001 stemming from the termination of a former owner of Prime.

         Other liabilities were reduced to zero in 2002 as obligations to shareholders as of December 31, 2001 were satisfied or classified as current during 2002.

The Offering

         Prime does not believe it would need to complete this public offering to continue to meet its liquidity needs, based on the historical level of operations of Prime. However, management does not believe there is sufficient net revenues to fund meaningful growth in Prime. If successful with the offering of stock in connection with this registration statement, Prime intends to use the proceeds of the offering for the expansion of its business facilities and short-term marketing efforts as generally outlined in this offering. See Use of Proceeds.

         It is possible that the anticipated proceeds of this offering will not be sufficient to support any significant increase in revenues or income to Prime, in which event, future valuation of shares purchased by investors in this offering may not be enhanced. Each prospective investor should consider the possibility that revenues may not be significantly increased by the capital from this offering. See discussion of Risk Factors and Use of Proceeds.

Market Risks and Management Policies
------------------------------------

         Management is not aware of any particular market risk factors related to the Company's products and services, such as any specific environmental risks or other governmental regulation. Further, at the present time, Prime does not have any foreign market or currency exposure. Fringe Benefit is subject to continuing regulations as an insurance agency where it operates and certain principals of Belsen Getty are subject to regulation as investment advisors and licensed financial planners.

         Prime has historically had a policy of lending funds to owners and employees which may have a future adverse impact on capital or liquidity to the extent it may lower funds available for working capital, or a loss of capital in the event of default. To date no related party loan has defaulted and the company has earned what it believes to be reasonable market interest on all such loans. Loans to management will now be prohibited under the Sarbanes-Oxley Act in public companies. See "Related Party Transactions".

New Accounting Pronouncements
-----------------------------

         In April of 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 145 (FAS 145), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

         Under FASB Statements No. 4 and 64, most gains and losses from debt extinguishments were aggregated and classified as extraordinary items in the statement of operations. By rescinding Statements No. 4 and 64, FAS 145 requires the provision of APB No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, to be followed in determining the classification of gains and losses from debt extinguishments. FAS 145 rescinded Statement No. 44 because it was originally issued to address the effects of certain Motor Carrier laws, which are no longer in effect. In amending Statement No. 13, FAS 145 requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback accounting. In June of 2002, the FASB issued Statement No. 146 (FAS 146), Accounting for Costs Associated with Exit or Disposal Activities. FAS 145 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies in the guidance in Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). FAS 146 requires that a liability for a cost associated with an exist or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost (as defined by Issue 94-3) was recognized at the date of an entity's commitment to an exit plan.

         In December of 2002, the FASB issued Statement No. 148 (FAS 148), Accounting for Stock-Based Compensation-Transition and Disclosure-An Amendment of FASB Statement No. 123. FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirement of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

         None of the above new pronouncements have current application to Prime, but may be applicable to Prime's future financial reporting.



                             DESCRIPTION OF PROPERTY
                             -----------------------

           Prime and its operating subsidiaries previously leased commercial space for their operations at 22 East First South, 4th Floor, Salt Lake City, Utah from Brownstone Associates LLC to August, 2002. Scott Deru and Terry Deru were prior owners in Brownstone Associates through December 31, 2001 along with Mr. William Campbell, who was a prior owner in Prime LLC. This lease was terminated by mutual agreement in August, 2002 as part of the buy-out of Mr. Campbell's interest in Belsen Getty without any penalty or continuing obligation by Prime or any affiliated party. Prime simply paid rent through the month of termination. Prime now considers its current lease, described below, to be with a fully unrelated party. Mr. Campbell continues as the principal owner of Brownstone, but has no ownership or affiliation with Prime.

            Prime, or its subsidiaries, leased approximately 2,800 square feet in the Brownstone until August, 2002. The prior gross monthly lease payment was $3,976 per month. The lease was terminated by notice without penalty, effective August 16, 2002.

           Commencing August 16, 2002 Prime and its subsidiaries leased space in the Brickyard Tower in Salt Lake City, Utah. The exact address is 1245 East Brickyard Road, Suite 590, Salt Lake City, Utah 84106. This is a five year lease with a base rental amount of $4,588.58 per month. The company will occupy approximately 3,239 square feet.

           Belsen Getty's current office space in the Brickyard Tower consists of two conference rooms, a reception area, four individual offices, a large area with six cubicles, a workroom, file room and kitchen area.

           Total current monthly direct costs of operating the present physical facilities, which includes rent, utilities and other overhead expenses, is approximately $4,588.58 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         o To date none of the management has had any independent determination of the reasonableness or amounts of compensation or benefits, such as shares issued to management or salaries, and it is not likely there will be any independent review of such matters in the future as the management, the Board and the principal owners are substantially the same persons.

         o The Company has historically made and received loans and advances from owners and employees without independent Board review. During the past two calendar years (2001-2002), the company has loaned the aggregate amount of $70,000 to Mr. Terry Deru, $70,000 to Mr. Scott Deru and $15,000 to Mr. Andrew Limpert. As of December 31, 2002 the amount which each of the Derus still owed on these loans, without set-off, accrued interest or adjustment was $70,000 both for Mr. Terry Deru and Mr. Scott Deru. The amount owing by Mr. Limpert as of December 31, 2002 was $74,074, which reflects accrued intrest and advances prior to 2001. During this same period (2001-2002) both Mr. Terry Deru and Mr. Scott Deru each loaned the sum of $100,000 to Prime. As of December 31, 2002 there remained owing on these loans, without set-off, accrued interest or adjustment, the sum of $100,000 each to Mr. Terry Deru and Mr. Scott Deru. The advances to the Derus and loans from the Derus to Prime have been adjusted and off-set for financial accounting purposes in the enclosed financial statements. Under the provisions of the recent Sarbanes-Oxley Act, Prime has discontinued, as a prospective public company, any further loans or advances to officers, directors or employees. It is anticipated, though not warranted, that all these note obligations will be substantially or fully discharged in 2003.

         o The prior lease arrangement which terminated August, 2002 was entered by Prime with a previously affiliated party, Mr. William Campbell, as well as Mr. Terry Deru and Mr. Scott Deru and could not thereby be considered arms length. The terms of this lease are discussed commencing at page 50 of this Prospectus under Description of Property. There remains no obligation under such lease.

         o Each of the principal officers of Prime have received shares and interest in Prime based primarily upon the contribution of their prior intangible business interest in Prime LLC and other intangible assets which are not capable of exact evaluation. As a result, each of the present principal owners of Prime may be deemed to hold shares and interest in the company which were not determined through any arm's length transaction or independent determination of value.

         o Messrs. Terry Deru, Scott Deru and Andrew Limpert would be considered founders and promoters of the current Prime Resource, Inc. As such, Scott Deru contributed his interest in the prior Prime LLC for his approximate 36% stock interest in Prime; Terry Deru has contributed his interest in Prime LLC for an approximate 36% stock interest; and Mr. Limpert has contributed his interest in Prime LLC for an approximate 27% stock interest in Prime. None of these transfers by the promoters can be considered independent or arms-length transactions.

         o The company is not aware of any further transactions which would require disclosure under this section by the company and any affiliated party.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

  Market Information
  ------------------

            Our common stock is not traded on any exchange. We plan to seek a listing on the Electronic Bulletin Board, OTCBB, or the successor BBX listing, once our registration statement has become effective. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

  Current Shareholders
  --------------------

            As of this offering date there are four holders of record of our common stock as described in the management section. No additional shareholders are anticipated in the foreseeable future, unless this offering is sold.

  Dividends

            We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.


                             EXECUTIVE COMPENSATION
                             ----------------------

                   HOURLY COMPENSATION, LONG TERM COMPENSATION



                                                                                             Securities   LTIP     Other(3)
  Name and Principal Position   Year    Salary(1)  Bonus(2)  Other Annual    Restricted      Underlying   Payouts  (Loans)
                                                             Compensation   Stock Awards(s)   Options
------------------------------ -------- --------- --------- ---------------- --------------  ------------ -------- -----------------

                               2002     $240,000     --           --         --               --          --       $27,851-owed
Mr. Terry Deru,                2001     $262,000     --          $65,000     --               --          --           --
President                      2000     $208,341     --           --         --               --          --           --
                               1999     $122,236     --           --         --               --          --           --
------------------------------ -------- --------- --------- ---------------- --------------  ------------ -------- -----------------

                               2002     $240,000     --           --         --               --          --       $27,851-owed
Mr. Scott Deru,,   Secretary   2001     $240,000     --           $65,000    --               --          --         --
                               2000     $212,000     --           --         --               --          --         --
                               1999     $165,242     --           --         --               --          --         --
------------------------------ -------- --------- --------- ---------------- --------------  ------------ -------- -----------------


Mr. Andrew Limpert,            2002     $165,000     --           --         --               --          --       $69,658-payable
Treasurer                      2001     $118,000     --           --         --               --          --          --
                               2000     $60,479      --           --         --               --          --          --
                               1999     $65,613      --           --         --               --          --          --
------------------------------ -------- --------- --------- ---------------- --------------  ------------ -------- -----------------


         To date, directors have not been paid any compensation for attendance at Board of Directors meetings. It is anticipated that as soon as revenues would justify such expenditure, Directors will be paid a per diem payment of $500 for attending each Board of Directors meetings.

         (1)Historically, the principals of Prime Resource LLC have taken draws equal to a salary compensation of $240,000 per year in the case of Mr. Scott Deru, and $240,000 for Mr. Terry Deru. Mr. Terry Deru received a salary of $262,000 in 2001, and received $240,000 in 2002. He will also receive this salary in 2003. Mr. Limpert was paid compensation of $118,000 in 2001, $165,000 in 2002 and will be paid $210,000 in 2003. The officers have decided under the new corporate structure of Prime Resource to fix their salaries at these levels as evidenced by an employment contract, earlier discussed under "Remuneration of Officers and Directors". The most essential term of such contract is that the company may terminate the employment agreement, without cause, at anytime upon notice. If Prime is successful in completing this offering, the company may consider executive stock options or other incentive plans.

        (2)In addition to the foregoing salaries, Mr. Scott Deru and Mr. Terry Deru received a cash bonus distribution of $65,000 each in 2001.

        (3)In 2001 Mr. Terry Deru and Mr. Scott Deru each borrowed $70,000 from Prime due March 30, 2004 at 4.86% APR. These amounts remain outstanding, but are off-set by $100,000 notes each owed by Prime to Mr. Scott Deru and Mr. Terry Deru due March 4, 2005. The interest on these notes owing to the Derus is 5% APR. As of December 31, 2002, Prime owed M r. Terry Deru and Mr. Scott Deru $27,851 each. Mr. Limpert has also borrowed $69,658.28 from Prime in 2002 payable on demand at 4.86% APR. As of December 31, 2002, with principal and interest, Mr. Limpert owed Prime $74,074.12. It is anticipated, though not warranted, that these obligations will be fully or substantially paid in 2003.

The company presently does not have any stock option or other warrant or stock option plan, but would deem it may adopt such a plan subsequent and in the event of the successful completion of this offering.

                              FINANCIAL STATEMENTS
                              --------------------


                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)


                              FINANCIAL STATEMENTS
                                      with
                      INDEPENDENT AUDITORS' REPORT THEREON

                     Years Ended December 31, 2002 and 2001


                                    CONTENTS
                                                                                        Page
                                                                                        ----

      Independent Auditors' Report                                                       54
      Financial Statements:

                Consolidated Balance Sheets                                              55
                Consolidated Statements of Operations                                    56
                Consolidated Statements of Operations and Comprehensive Loss             57
                Consolidated Statements of Members' and Stockholders' Equity             58
                Consolidated Statements of Cash Flows                                    59

      Notes to Consolidated Financial Statements                                      60-69

                          INDEPENDENT AUDITORS' REPORT





To The Board of Directors
Prime Resource, Inc. and subsidiaries (formerly Prime Resource, LLC and subsidiaries)



We have audited the accompanying consolidated balance sheets of Prime Resource, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, consolidated statements of operations and comprehensive loss, members' and stockholders' equity, and consolidated cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prime Resource, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/S/ Carver Hovey & Co.

Layton, Utah
February 7, 2003

6




                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)


                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                                        2002          2001
                                                                     ---------    ---------
ASSETS
    Current Assets:

       Cash and cash equivalents                                     $  84,735    $  32,102
       Accounts receivable                                             140,627       99,287
       Available-for-sale securities                                      --         50,125
       Current portion of notes receivable, related parties              8,907        3,763
       Deferred income taxes                                               895         --
                                                                     ---------    ---------

                                                                       235,164      185,277

    Leasehold improvements and equipment, net of accumulated
       depreciation and amortization of $139,372 and $100,211 at
       December 31, 2002 and 2001, respectively                        163,863      131,283
    Advances and notes receivable from related parties,
       excluding current portion                                       114,229      255,052
    Other assets                                                        13,104        8,516
    Deferred income taxes                                               25,611         --
                                                                     ---------    ---------

                                                                     $ 551,971    $ 580,128
                                                                     =========    =========



LIABILITIES, MEMBERS' AND STOCKHOLDERS' EQUITY

    Current Liabilities:

       Trade accounts payable                                        $  72,352    $  16,659
       Accrued compensation, commissions and benefits                  142,740      228,567
       Current portion of notes payable, related parties               122,381         --
       Income taxes payable                                             24,435         --
       Member distribution payable                                        --        100,000
                                                                     ---------    ---------

                                                                       361,908      345,226

    Notes payable to related parties, excluding current portion           --         15,579
                                                                     ---------    ---------
                                                                       361,908      360,805
                                                                     ---------    ---------

  MEMBERS' EQUITY
    Members' equity                                                       --        220,338
    Accumulated other comprehensive loss                                  --         (1,015)
                                                                     ---------    ---------
                                                                          --        219,323
                                                                     ---------    ---------


  STOCKHOLDERS' EQUITY
    Common  stock - no par  value;  authorized  50,000,000 shares;
       issued  and outstanding 2,800,000 shares in 2002                   --           --
    Additional paid-in capital                                         197,763         --
    Retained deficit                                                    (7,700)        --
                                                                     ---------    ---------

                                                                       190,063         --
                                                                     ---------    ---------

                                                                     $ 551,971    $ 580,128
                                                                     =========    =========




                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)


                      CONSOLIDATED STATEMENTS OF OPERATIONS


                     Years Ended December 31, 2002 and 2001


                                                                                            2002               2001
                                                                                      ------------        ------------
     REVENUES
       Commissions                                                                    $  1,773,981        $  1,557,246
       Investment and business advisory fees                                               512,580             449,031
       Interest and dividends                                                               12,694              15,204
                                                                                      ------------        ------------
                                                                                         2,299,255           2,021,481
                                                                                      ------------        ------------

     EXPENSES
       Commissions                                                                         585,501             538,510
       Compensation and benefits                                                         1,264,621           1,130,418
       General and administrative                                                          429,329             230,205
       Occupancy and equipment                                                             111,014             115,575
       Interest                                                                              6,900                 674
       Depreciation and amortization                                                        47,236              42,744
                                                                                      ------------        ------------

                                                                                         2,444,601           2,058,126
                                                                                      ------------        ------------

     Loss before income tax benefit                                                       (145,346)            (36,645)

    Income tax benefit                                                                      (2,071)               --
                                                                                      -------------       ------------

    NET LOSS                                                                          $   (143,275)       $    (36,645)
                                                                                      ============        ============


    BASIC AND  DILUTED  LOSS PER  SHARE,  for the  period  April 5, 2002 (date of incorporation) through December 31,
         2002                                                                         $      (.003)       $       --

    WEIGHTED AVERAGE SHARES OUTSTANDING, for the
          period April 5, 2002 through December 31, 2002                                 2,800,000                --

    PROFORMA  COMPENSATION AND BENEFITS for the years ended
      December   31,   2002   and   2001,    assuming   the
      reorganization   and  new   compensation   agreements
      described in Note 1 occurred on January 1, 2001                                   $ 1,264,621       $  1,222,418

    PROFORMA INCOME TAX BENEFIT, for the years ended December 31, 2002 and 2001, assuming  the  reorganization  described  in Note 1 occurred on January 1,
      2001                                                                              $    58,138       $     51,458

    PROFORMA NET LOSS, for the years ended December 31, 2002 and 2001,  assuming
      the reorganization described in Note 1 occurred on January 1, 2001                $   (87,208)      $    (77,187)


    PROFORMA BASIC AND DILUTED LOSS PER SHARE,  for the years ended December 31,
      2002 and 2001, assuming the reorganization described in Note 1 occurred on
      January 1, 2001                                                                   $      (.031)     $      (.028)



                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)


          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS


                     Years Ended December 31, 2002 and 2001





                                                                               2002                  2001
                                                                        -------------         -------------
     REVENUES
       Commissions                                                      $   1,773,981         $   1,557,246
       Investment and business advisory fees                                  512,580               449,031
       Interest and dividends                                                  12,694                15,204
                                                                        -------------         -------------
                                                                            2,299,255             2,021,481
                                                                        -------------         -------------


     EXPENSES
       Commissions                                                            585,501               538,510
       Compensation and benefits                                            1,264,621             1,130,418
       General and administrative                                             429,329               230,205
       Occupancy and equipment                                                111,014               115,575
       Interest                                                                 6,900                   674
       Depreciation and amortization                                           47,236                42,744
                                                                        -------------         -------------

                                                                            2,444,601             2,058,126
                                                                        -------------         -------------

     Loss before income tax benefit                                          (145,346)              (36,645)

     Income tax benefit                                                        (2,071)                 --
                                                                        -------------         -------------

     NET LOSS                                                                (143,275)              (36,645)


     OTHER COMPREHENSIVE INCOME -
       Net unrealized loss on securities available for sale                      --                   1,015
                                                                        -------------         -------------


     TOTAL COMPREHENSIVE LOSS                                           $    (143,275)        $     (37,660)
                                                                        =============         =============





                 See accompanying notes to financial statements



                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

          CONSOLIDATED STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY

                      January 1, 2000 to December 31, 2002

                                                                                               Additional
                                                   Members'               Common Stock           Paid in       Retained
                                                   Equity            Shares          Amount      Capital        Deficit
                                                  -----------    ---------------   ---------   -----------    -----------



Balance at January 1, 2000                        $   424,465               --     $    --     $      --      $      --

Net income                                            255,500               --          --            --             --

Member distribution                                  (181,766)              --          --            --             --
                                                  -----------    ---------------   ---------   -----------    -----------

Balance at December 31, 2000                          498,199               --          --            --             --

Net loss                                              (36,645)              --          --            --             --

Member distribution                                  (241,216)              --          --            --             --
                                                  -----------    ---------------   ---------   -----------    -----------

Balance at December 31, 2001                          220,338               --          --            --             --

Net loss through date of
    incorporation (April 4, 2002)                    (135,575)              --          --            --             --


Member contribution                                   113,000               --          --            --             --

April 4, 2002 reorganization
    from a limited liability
    company to a corporation                         (197,763)         2,800,000        --         197,763           --

Net  loss from April 5, 2002
    through December 31, 2002                            --                 --          --            --           (7,700)
-----------------------------------------------   -----------    ---------------   ---------   -----------    -----------

                                                  $      --            2,800,000   $    --     $   197,763    $    (7,700)
                                                  ===========    ===============   =========   ===========    ===========




                 See accompanying notes to financial statements


                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2002 and 2001


                                                                       2002           2001
                                                                    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                        $(143,275)   $ (36,645)
    Adjustments to reconcile net loss to net cash provided
      by (used in) operating activities:
       Depreciation and amortization                                   47,236       42,744
       Noncash compensation                                           121,384        2,409
       Loss on disposal of assets                                         297          980
       Loss on sale of marketable securities                            1,400         --
       Interest expense on borrowings from member                       3,157          674
       Interest income on loans to related parties                     (8,625)      (8,113)
       Changes in operating assets and liabilities:

          Trade and other accounts receivable                         (41,340)      47,283
          Other assets                                                 (4,588)        --
          Accounts payable                                             55,694       10,559
          Accrued liabilities and compensation                        (85,828)      86,762
          Income taxes payable                                         24,435         --
          Deferred income taxes                                       (26,506)        --
                                                                    ---------    ---------

              Net cash provided by (used in) operating activities     (56,559)     146,653
                                                                    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchases of equipment and leasehold improvements                 (84,253)     (18,865)
    Loans to related parties                                             --       (155,650)
    Employee advances                                                  (7,050)        --
    Collections on loans to related parties                           147,110       20,000
    Proceeds from sale of marketable securities                        49,740         --
    Investment in securities available for sale                          --        (51,141)
                                                                    ---------    ---------

              Net cash provided by (used in) investing activities     105,547     (205,656)
                                                                    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Notes payable to related parties                                   53,645         --
    Distributions to members                                             --       (134,216)
    Member buy-out                                                   (100,000)        --
    Bank borrowings                                                    50,000         --
                                                                    ---------    ---------
              Net cash provided by (used in) financing activities       3,645     (134,216)
                                                                    ---------    ---------

NET INCREASE (DECREASE) IN CASH                                        52,633     (193,219)

CASH AT BEGINNING OF YEAR                                              32,102      225,321
                                                                    ---------    ---------

CASH AT END OF YEAR                                                 $  84,735    $  32,102
                                                                    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH
     FLOW INFORMATION
    Cash paid for taxes and interest                                $    --      $    --
                                                                    =========    =========

SUPPLEMENTAL DISCLOSURE OF NONCASH
     INVESTING AND FINANCING ACTIVITY
    Accrual of distribution payable to a former member              $    --      $ 100,000
    Distribution of a portion of a note receivable from a
      related entity to members                                          --          7,000


    Unrealized loss on securities available for sale                     --          1,015



                 See accompanying notes to financial statements

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Organization and Business Activity

Prime Resource, Inc. ("Prime" or "the Company"), is a 100 percent owner of Belsen Getty, LLC, (Belsen Getty), and Fringe Benefits Analysts, LLC, (FBA), with offices in Salt Lake City and Layton, Utah, respectively. Belsen Getty is a fee-only financial management firm, providing investment advice to high-wealth individuals and employee groups in connection with company retirement plans. FBA sells group and employee benefit products, primarily health insurance, to employers and individuals throughout Utah.

Reorganization

Effective December 31, 2001, the Company entered into a settlement agreement involving the transfer of the membership interest from a former member to current and remaining members of the Company. The agreement required the Company to acquire the former owner's membership share in the Company in exchange for $100,000. The agreement further required the Company to pay compensation to the former member in 2001, also in the amount of $100,000. Such compensation expense is reflected in salaries and wages in the accompanying statement of operations for the year ended December 31, 2001. A total obligation of $200,000 for amounts payable to the former member in connection with the reorganization is reflected in the accompanying consolidated balance sheet as of December 31, 2001. The acquisition of the former member's share had no other effect on the recorded assets and liabilities of the Company.

In January of 2002, the Company and its members granted a 26 percent membership interest to an employee of the Company valued at $113,000, as an inducement to remain with the Company and for services to be rendered in connection with a planned reorganization, registration and offering of company stock. The 26 percent membership share of the Company was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the year ended December 31, 2002. The value of the share of the Company issued to the employee was based on the amount the Company was required to pay a former member for his 23 percent share of the Company, in connection with the Company's termination and buy-out of the member, effective January 1, 2002.

On April 4, 2002, the Company was reorganized from a limited liability company to a corporation. The Company was authorized to issue 50,000,000 shares of a single class of common stock with no par value. The Company issued 2,800,000 of such shares to existing members representing the entire ownership interest of the Company at the time of incorporation. As there was no change in control of the organization, the value of the stock, issued in the reorganization, was based on the book value of the predecessor organization of approximately $192,000, as of March 31, 2002. Accordingly, there was no change in the recorded book values of Company assets or liabilities due to the reorganization.

Also in connection with the reorganization, the Company entered into three-year employment agreements with three of its executive officers.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Basis of Financial Presentation

The accompanying consolidated financial statements include the accounts of Prime Resource, Inc., and its wholly owned subsidiaries, Belsen Getty, LLC and Fringe Benefits Analysts, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles of the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures as of the date of the balance sheet and revenues and expenses for the period. Actual results could significantly differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking and money market accounts. For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Available-for-Sale Securities

Available-for-sale securities are recorded at fair value. Unrealized holding gains or losses on available-for-sale securities are reported as a separate component of member's equity until realized. A decline in the market value of the securities below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Reinvested dividends increase the basis of the related investments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of depreciable assets as follows:

                                                                       Years
                                                                       -----
                  Automobiles                                             5
                  Furniture & equipment                                   7
                  Computer software & equipment                         3-5

>

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Income taxes

The Company became subject to income taxation effective April 4, 2002 when it was converted from a limited liability company to a corporation. Prior to the Company's reorganization, the income tax liability was the responsibility of the individual members.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled or recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Revenue Recognition

The Company generates revenues from two primary sources, commissions on the sale of insurance and fees on the provision of investment advice.

Fees from the provision of investment advice are billed and earned based on an agreed upon percentage of the fair value of investment portfolios under management. Such fees are typically one percent per year, and are calculated and billed on a monthly basis at one twelfth of one percent of the fair value of investments under management as of the beginning of each calendar month, and are recognized as revenue in the month billed.

Revenues, in the form of commissions, are earned on brokered sales of group and individual health insurance products under agency marketing agreements with applicable health insurance providers. Commissions are generally collected on a monthly basis and are recognized as revenue in the month for which the related insurance premiums apply. Commissions earned by the Company are split, at management's discretion, between the Company and its licensed agents, on a case-by-case basis. The Company recognizes the full amount of commissions received under its agency agreements as commission revenue and the portion paid to its licensed agents as commission expense.

Loss Per Common Share

Basic loss per common share is calculated by dividing the net loss by the weighted average number of common shares outstanding, for the period from April 5, 2002 through December 31, 2002, during which time the Company was organized as a corporation. Diluted loss per share is the same as basic loss per share as there were no outstanding stock options or other common stock equivalents during the period.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

New Accounting Pronouncements

In April of 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 145 (FAS 145), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

Under FASB Statements No. 4 and 64, most gains and losses from debt extinguishments were aggregated and classified as extraordinary items in the statement of operations. By rescinding Statements No. 4, and 64, FAS 145 requires the provision of APB No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, to be followed in determining the classification of gains and losses from debt extinguishments. FAS 145 rescinded Statement No. 44, because it was originally issued to address the effects of certain Motor Carrier laws, which are no longer in effect. In amending Statement No. 13, FAS 145 requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback accounting.

In June of 2002, the FASB issued Statement No. 146 (FAS 146), Accounting for Costs Associated with Exit or Disposal Activities. FAS 145 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance in Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). FAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost (as defined by EITF Issue 94-3) was recognized at the date of an entity's commitment to an exit plan.

In December of 2002, the FASB issued Statement No. 148 (FAS 148), Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123. FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirement of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

None of the above new pronouncements have current application to Prime, but may be applicable to Prime's future financial reporting.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 2 - SECURITIES AVAILABLE FOR SALE
--------------------------------------

Securities available for sale are comprised of investments in mutual funds in 2001 and restricted common stock as of December 31, 2002. The amortized cost of securities available for sale at December 31, 2002 and 2001 totaled $0 and $51,140, respectively. Gross unrealized losses on such securities at December 31, 2002 and 2001 totaled $0 and $1,015, respectively. Dividends realized and reinvested in 2002 and 2001 totaled $194 and $1,140, respectively.

In November of 2002, Belsen Getty received 684,000 restricted common shares of Mortgage Professionals Lead Source, Inc. (MPLS), a shell corporation. The shares were received in exchange for providing consulting services in connection with MPLS's merger with Neuro Bioscience, Inc. (NBI), a development-stage privately held company. Prime possessed all 684,000 MPLS shares as of December 31, 2002; however, no value has been ascribed to the shares due to major uncertainties involving recoverability of any value ascribed to such shares. The MPLS shares are listed on the over-the-counter market; however, trading activity has been very limited. The operations of NBI are in the early development stage and management is unable to estimate the value of the shares received from MPLS, if any. Any gains realized by Prime from the disposition of MPLS shares will be recognized at the time of sale or disposition.


NOTE 3 - LEASEHOLD IMPROVEMENTS AND EQUIPMENT
---------------------------------------------

Leasehold improvements and equipment and related accumulated depreciation and amortization at December 31 consist of the following:

                                                       2002         2001
                                                    ---------    ---------
        Leasehold improvements                      $  31,597    $    --
        Furniture and equipment                       118,644       87,893
        Computer equipment and software                60,454       39,290
        Vehicles                                       92,540      104,368
                                                    ---------    ---------
                                                      303,235      231,551
        Accumulated depreciation and amortization    (139,372)    (100,268)
                                                    ---------    ---------
                                                    $ 168,863    $ 131,283
                                                    =========    =========

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 4  -   EMPLOYEE BENEFIT PLAN
---------------------------------

The Company has a defined contribution 401(K) plan and profit-sharing plan. All employees who meet certain minimum requirements are eligible to participate in the plan. Employees may make the maximum contributions allowable by law to the plan. Company contributions under the profit-sharing provisions of the plan are discretionary. The Company's expense from contributions to the plan totaled $18,311 and $23,425, for 2002 and 2001, respectively.

NOTE 5 -  SEGMENT INFORMATION
-----------------------------

Information as to the operations of the Company's different business segments is set forth below. Segments are identified based on the nature of the products and services offered. The Company's reportable segments are Asset Management, Insurance Products and Other. The Asset Management segment includes investment portfolio management services provided by Belsen Getty. The Insurance Products segment includes employee health insurance brokerage services provided by FBA. Certain headquarters functions are included in the Other segment. Income on Company-wide savings and investments is also included in Other.

The Company's segments use the same policies as those described in the "Summary of Significant Accounting Policies". The Company has no intersegment revenues or expenses and the intercompany accounts were eliminated.



                                            Asset Management                         Insurance Products
                                   -----------------------------------     ---------------------------------------
                                      Year ended         Year ended               Year ended            Year ended
                                     December 31,       December 31,             December 31,          December 31,
                                         2002              2001                     2002                  2001
                                   -----------------------------------     ---------------------------------------

Revenues                                   $ 512,587        $ 449,031              $ 1,773,974        $ 1,557,246
Expenses                                     962,643          816,310                1,258,662          1,186,614
                                   -----------------------------------     ---------------------------------------
Income (loss) before tax                    (450,056)        (367,279)                 515,312            370,632
Income tax expense (benefit)                  (6,413)            --                      7,343               --
                                   -----------------------------------     ---------------------------------------
Net income (loss)                         $ (443,643)      $ (367,279)               $ 507,969          $ 370,632
                                   ===================================     =======================================

                                                 Other                                   Consolidated
                                   -----------------------------------     ---------------------------------------
                                       Year ended        Year ended               Year ended          Year ended
                                      December 31,      December 31,             December 31,        December 31,
                                         2002              2001                      2002                2001
                                   -----------------------------------     ---------------------------------------

Revenues                                    $ 12,694         $ 15,204              $ 2,299,255        $ 2,021,481
Expenses                                     223,296           55,202                2,444,601          2,058,126
                                   -----------------------------------     ---------------------------------------
Income (loss) before tax                    (210,602)         (39,998)                (145,346)           (36,645)
Income tax expense (benefit)                  (3,001)            --                     (2,071)              --
                                   -----------------------------------     ---------------------------------------
Net income (loss)                         $ (207,601)       $ (39,998)              $ (143,275)         $ (36,645)
                                   ===================================     =======================================

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001



NOTE 5 -  SEGMENT INFORMATION (CONTINUED)
-----------------------------------------

The Insurance Products segment does not have any customer accounting for over 5 percent of its revenues and is not believed to be dependent on any major client. However, there are only four major companies supplying health coverage in the current operating area for which the Company has agency marketing agreements.

Expenditures for long-lived assets were $84,253 and $21,777 for the years ended December 31, 2002 and 2001, respectively. All company assets are held in the United States of America. Assets held by each segment for the years ended December 31, 2002 and 2001 are as follows:

                                     2002                 2001
                                ----------------     ----------------
Asset Management                      $ 231,472            $ 157,471
Insurance Products                      218,148              150,405
Other                                   102,351              272,252
                                ----------------     ----------------
                                      $ 551,971            $ 580,128
                                ================     ================


NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

The carrying amount of certain financial instruments in the accompanying consolidated financial statements including: cash and cash equivalents, trade receivables, accounts payable, and accrued liabilities, approximates fair value due to the short-term nature of the instruments. The carrying value of notes receivable also approximate fair market value due to the short-term maturity of the notes or floating interest rates that approximate current market rates.

Securities  available  for sale at  December  31, 2002 and 2001 are set forth in
Note 2.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

Notes receivable

The Company had notes receivable from employees and members totaling $74,074 and $258,815 as of December 31, 2002 and 2001, respectively. The accompanying consolidated statements of cash flows provide further information regarding investing activities with related parties.

Amounts due from employees and members were subject to the accrual of interest income at rates ranging from 4.5 to 4.9 percent. Interest income on amounts due from related parties totaled $8,833 in 2002 and $8,113 in 2001.

Notes payable

The Company was indebted to shareholders (previously members), under notes payable, in the amounts of $122,381 and $15,579, as of December 31, 2002 and 2001, respectively. The notes bear interest at 4.5 percent and are due on demand.

In March of 2002, the Company was paid approximately $144,000 in amounts due from members as of December 31, 2001 and advanced an additional $56,000 from those same members. The proceeds were used to satisfy a $200,000 obligation to a former member, which arose in connection with such member's withdrawal.

Royalty expense

During the year ended December 31, 2002, Prime made royalty payments totaling $76,495 to two partnerships, which are related to controlling shareholders of Prime. The royalties were paid in connection with the use of certain intellectual rights to the "FBA Advantage Program" held by the related partnerships.


NOTE 8 - LEASE COMMITMENTS

The Company leases certain office space under agreements classified as operating leases. The space was leased from two entities that had certain common owners to those of the Company. Rent expense, under such leases, totaled $81,807 and $110,935 for the years ended December 31, 2002 and 2001, respectively.

In connection with the settlement agreement discussed in Note 1, effective December 31, 2001, the remaining members of the Company divested themselves of their ownership interest in Brownstone Associates, L.L.C., one of the two related entities the Company leased office space from during 2001.

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001



NOTE 8 - LEASE COMMITMENTS (CONTINUED)
--------------------------------------

Future minimum payments required under all noncancellable lease agreements as of December 31, 2002 are as follows:

                Year ended
                December 31,
                ------------

                    2003             $ 110,814
                    2004                73,967
                    2005                59,106
                    2006                60,726
                    2007                30,768
                 Thereafter               --



NOTE 9 - INCOME TAXES
---------------------

Prime became subject to taxation for the first time effective April 4, 2002 when the Company was reorganized from a limited liability company to a corporation. Taxes on income prior to that date were the responsibility of the individual members. Accordingly, income tax benefit for the year ended December 31, 2002, is based on the Company's loss before income taxes for the period from April 4, 2002 through December 31, 2002. Income tax expense (benefit) is comprised of the following for the year ended December 31, 2002:

                                Current        Deferred              Total
                                -------        --------              -----

         U.S. Federal        $      19,584   $      (26,506)    $      (6,992)
         State                       4,851             --               4,851
                             -------------   --------------     -------------
                             $      24,435   $      (26,506)    $      (2,071)
                             =============   ==============     =============


Total income tax expense (benefit) for the year ended December 31, 2002 differs from the amounts computed by applying the U.S. federal tax income rate of 34 percent to pretax income as a result of the following:

         Federal income tax benefit at statutory rate         $     (49,420)
         Deferred taxes relating to change in tax status             10,391
         Current taxes relating to pre-charge income                 47,511
         Benefit of graduated rates                                 (11,750)
         Other non-deductible items                                   1,197
                                                              -------------

                Total                                         $      (2,071)
                                                              =============

                      PRIME RESOURCE, INC. AND SUBSIDIARIES
                 (Formerly Prime Resource, LLC and Subsidiaries)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 9 - INCOME TAXES (CONTINUED)
---------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2002 are as follows:

         Current deferred tax assets (liability):
           Accounts receivable                                    $     (52,454)
           Accrued wages                                                 39,027
           Accounts payable                                              14,322
                                                                  -------------

                Net current deferred tax asset                    $         895
                                                                  =============

         Long-term deferred tax assets (liability):

           Depreciation differences
$          (22,424)
           Deferred income - stock compensation                          48,035
                                                                  -------------

                Net long-term deferred tax asset                  $      25,611
                                                                  =============




Realization of the deferred tax assets depends on the Company's ability to generate sufficient future taxable income. Management believes that the Company will generate such future earnings and, accordingly, realize the benefit of the gross deferred tax assets. Therefore, management has not provided any valuation allowance.

The entity also changed tax status during the year, resulting in the deferred tax assets and liabilities being recorded in the continuing operations for the current period.

                   CHANGE IN ACCOUNTANTS AND ANY DISAGREEMENTS

         Your  management  has  not  changed  its  independent   auditors  since
inception. Further, Prime has no conflict or disagreement with its current auditors concerning any accounting policies.

                          [OUTSIDE COVER OF PROSPECTUS]

         This is a self underwriting not involving any broker/dealer. Each person contacted to invest in this offering will concurrently be given a copy of this prospectus. Unless otherwise advised, the prospectus will expire and should not be relied upon at anytime greater than six months after the effective date appearing on the cover page.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24. Indemnification of Officers & Directors. Prime indicates that it has normal and customary indemnification provisions under its By-laws and Articles of Incorporation, as well as those generally provided by Utah law. It is believed these provisions would indemnify all officers and directors from any good faith mistake or omission in the performance of his or her duties including cost of defense. Such indemnity would not extend to intentionally wrongful acts including fraud, appropriation, self dealing or patent conflicts of interest. The Articles and By-Laws were being filed as Exhibit items.

         Item 25. Other Expenses of Issuance & Distribution. Prime does not know of any accrued or to be accrued expenses of issuance and distribution other than as outlined in the foregoing prospectus. The present estimates of offering expenses are incorporated as costs for registration, including: fees, legal, accounting, printing and miscellaneous in the aggregate amount of $45,000 are to be paid by the company ultimately from offering proceeds and are outlined below:

 -------------------------------------------------------------------------------
                            ESTIMATED OFFERING COSTS
 ---------------------------------------------- --------------------------------
               ITEM                                       ESTIMATED COST
 ---------------------------------------------- --------------------------------
 1. Attorney Fees                                           $ 20,000
 ---------------------------------------------- --------------------------------
 2. Auditing                                                $ 20,000
 ---------------------------------------------- --------------------------------
 3.  Printing and Distribution                              $  2,500
 ---------------------------------------------- --------------------------------
 4.  State Filing and Edgar Fees                            $  2,500
 ---------------------------------------------- --------------------------------
                          TOTAL COSTS                       $ 45,000
 ---------------------------------------------- --------------------------------

         Item 26. Recent Sales of Unregistered Securities. Prime believes that in the body of this prospectus it has described all shares issued from the date of inception of Prime. In summary of that disclosure, Prime represents the only shares originally issued were to its founders and principals, Mr. Terry Deru, Mr.Scott Deru and Mr. Andrew Limpert. Mr. Don Deru, the father of Terry and Scott Deru, also received a limited number of shares. Subsequently all shares issued to them are the same shares set forth in the chart showing securities held by management and are deemed exempted transactions under section 4(2) of the Securities Act of 1933 as initial capital contributions. The first table summarized these transactions; the second table summarizes historical significant contributions to the prior Prime, LLC entity in 1998. The original Prime, LLC was formed in 1996 with minimum capitalization:


---------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALL SHARES ISSUED IN PRIME, INC.
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Name/                              Number of                             Price per
Shareholder                        Shares           Acquisition Date     Share            Consideration
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Terry Deru Interest in Prime LLC, (Founder) carry over value of LLC
                                   1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Scott Deru Interest in Prime LLC, (Founder) carry over value of LLC
                                   1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Andrew Limpert Interest in Prime LLC and (Founder) offering services valued
                                   750 K            4/5/2002             $.15*            at $113,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Don Deru                                                                              Predecessor LLC interest
                                   50 K             4/5/2002             $.07*            valued at $10,125
---------------------------------- ---------------- -------------------- ---------------- ---------------------------

*Shares valued at approximate net worth per share at time of organization based on March 31, 2002 Financial Statements (Unaudited), except for Mr. Limpert whose share valuation contained a premium for continuing organizational services.

----------------------------------------------------------------------------------------------------------------------
 HISTORICAL SUMMARY OF LLC/INTEREST IN PREDECESSOR PRIME LLC
                                   AS OF 19981
------------------------------------ ----------------- ----------------- --------------- -----------------------------
        Name of Shareholder            LLC Interest      Acquisition         Value
                                                             Date         of Interest           Consideration
------------------------------------ ----------------- ----------------- --------------- -----------------------------
1.  Mr. Scott Deru                   36 1/2%              10/98          Unknown         50% F.B.A., Inc.
------------------------------------ ----------------- ----------------- --------------- -----------------------------
                                                                                         50% B.G., Inc.
2.  Mr. Terry Deru                   36 1/2%              10/98          Unknown         50% F.B.A., Inc.
------------------------------------ ----------------- ----------------- --------------- -----------------------------
                                                                                         Cancellation
3.  Mr. Don Deru                     4%                   10/98          $150,000        $150,000 Note
------------------------------------ ----------------- ----------------- --------------- -----------------------------
4.  Mr. William Campbell             23%                  10/98          Unknown         50% B.G., Inc.
------------------------------------ ----------------- ----------------- --------------- -----------------------------

(1)The original Prime LLC formed in 1996 was minimally capitalized and remained inactive until 1998.


         Item 27.  Index of Exhibits:

         Exhibit Item 3 - Articles of Incorporation and By-Laws - Previously Filed

         Exhibit Item 4 - Stock Certificate - Previously Filed


                                       74

         Item 27.  Index of Exhibits, continued

         Exhibit Item 5 - Attorney Letter in re Legality - Amended Filed

         Exhibit Item 10 - (A)   Employment Contracts of Principal Employees - Previously Filed
                                 (i)   Mr. Andrew Limpert
                                 (ii)  Mr. Terry Deru
                                 (iii) Mr. Scott Deru
                                 (B)  Assignment  of LLC  Interest  to Limpert Previously  Filed
                                 (C) Contracts  with Principal Insurers - Previously Filed
                                     (i)   Regence Blue Cross/Blue Shield Contract
                                     (ii)  Altius Healthplans, Inc. Contract
                                     (iii) United Healthcare Contract
                                     (iv)  IHC Healthcare Contract

                                 (D)  Management  Promissory  Notes - Previously Filed
                                     (i)   Note of  Terry  Deru to  Prime (3/30/2001;  $70,000)
                                     (ii)  Note of Scott Deru to Prime  (3/30/2001;  $70,000)
                                     (iii) Note   of   Andrew    Limpert   to   Prime (9/30/2001; $54,658.28)
                                     (iv)  Note of Prime to Terry  Deru  (3/4/2002;  $100,000)
                                     (v)   Note of  Prime to  Scott  Deru  (3/4/2002; $100,000)

         Exhibit Item 21 - Subsidiary List - Previously Filed

         Exhibit Item 23 -        (A) Consent of Experts - Carver Hovey & Co. CPA's - Supplementally Filed
                                  (B) Julian D. Jensen,  P.C. Attorney at Law - Previously Filed

         Item 28. Undertakings. The undersigned registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. This includes:

                     a. For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                     b. The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                       75


                (ii)   Reflect  in the  prospectus  any facts or  events  which,
                       individually or together,  represent a fundamental change
                       in  the  information  in  the   registration   statement.
                       Notwithstanding  the foregoing,  any increase or decrease
                       in  volume of  securities  offered  (if the total  dollar
                       value of  securities  offered would not exceed that which
                       was  registered)  and any deviation  from the low or high
                       end  of  the  estimated  maximum  offering  range  may be
                       reflected  in the  form  of  prospectus  filed  with  the
                       Commission pursuant to Rule 424(b)  (ss.230.424(b) if, in
                       the aggregate,  the changes in volume and price represent
                       no  more  than  a 20%  change  in the  maximum  aggregate
                       offering   price  set  forth  in  the   "Calculation   of
                       Registration  Fee"  table in the  effective  registration
                       statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (iv) To the extent this issuer requests acceleration of the effective date of the registration statement under Rule
                       461 under the Securities Act, it will include the following in the appropriate portion of the prospectus:

                       Insofar as indemnification  for liabilities arising under
                       the Securities Act of 1933 (the "Act") may be permitted
                       to  directors,  officers and  controlling  persons of the
                       small   business   issuer   pursuant  to  the   foregoing
                       provisions,  or otherwise,  the small business issuer has
                       been  advised that in the opinion of the  Securities  and
                       Exchange  Commission  such   indemnification  is  against
                       public policy as expressed in the Act and is,  therefore,
                       unenforceable.

                       In the  event  that a claim for  indemnification  against
                       such  liabilities  (other  than the  payment by the small
                       business  issuer  of  expenses  incurred  or  paid  by  a
                       director,  officer  or  controlling  person  of the small
                       business issuer in the successful  defense of any action,
                       suit or proceeding) is asserted by such director, officer
                       or controlling  person in connection  with the securities
                       being registered,  the small business issuer will, unless
                       in the opinion of its counsel the matter has been settled
                       by   controlling   precedent,   submit   to  a  court  of
                       appropriate   jurisdiction   the  question  whether  such
                       indemnification   by  it  is  against  public  policy  as
                       expressed in the  Securities  Act and will be governed by
                       the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah on March 21, 2003.


(Registrant) Prime Resource, Inc.

         /s/ Terry Deru
         ---------------------------------------
By:      Terry Deru, Its President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

BY:    MR. TERRY DERU

(Signature) /s/ Terry Deru
            ------------------------------------
(Title) Director, CEO, President


(Date) 3/21/03



BY:      MR. SCOTT DERU
            ------------------------------------
(Signature) /s/ Scott Deru

(Title) Director, Vice-President, Treasurer


(Date) 3/21/03



BY:     MR.ANDREW LIMPERT

(Signature) /s/ Andrew Limpert
            ------------------------------------
(Title) Director, CFO, Secretary, Vice-President


(Date) 3/21/03



                                       77